UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

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RigNet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2020 ANNUAL MEETING

OF STOCKHOLDERS

Time and Date: 9:00 a.m. Central Daylight Time, May 6, 2020

Location: RigNet, Inc., 15115 Park Row Boulevard, Suite 300

Houston, Texas 770841

April 8, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of RigNet, Inc. (the “Company” or “RigNet”), which will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 6, 2020 at RigNet’s headquarters located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 770841. Stockholders will vote to:

Elect the nine directors named in our proxy statement to serve until the 2021 Annual Meeting of Stockholders or until their respective successors have been elected and qualified or until the earliest of their removal, resignation or death;

Ratify the selection of Deloitte & Touche LLP as our independent auditors for 2020;
Approve an Amendment to the RigNet, Inc. 2019 Omnibus Plan to increase the number of shares available under the plan; and
Approve a non-binding advisory resolution on RigNet’s executive compensation.

Stockholders will also consider any other business as may properly come before the Annual Meeting.

You are eligible to vote if you were a stockholder of record at the close of business on March 9, 2020.  Please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy on the Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.  If you decide to attend the meeting and vote, you may withdraw your proxy at that time.

We are providing you access to our proxy materials by sending you this full set of proxy materials, including our proxy statement, a proxy card and our 2019 Annual Report to Stockholders, which includes the Company’s audited financial statements.  We anticipate that we will begin distributing proxy materials to stockholders on or about April 6, 2020.

On behalf of the Board of Directors and employees of RigNet, we thank you for your continued interest in and support of the Company.

Sincerely,

/s/ James H. Browning James H. Browning Chair of the Board	/s/ Shelly Buchman Shelly Buchman Vice President Global Human Resources, Associate General Counsel and Corporate Secretary

Houston, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and Annual Report to Stockholders are available at https://materials.proxyvote.com/766582

Your vote is important.  Please vote promptly.

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We continue to monitor developments regarding the coronavirus (COVID-19).  In the interest of health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.  If we make this change, we will announce the decision to do so in advance and provide details on how to participate at https://investor.rig.net/.

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PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement.  This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

RIGNET 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date: 9:00 a.m. Central Daylight Time, May 6, 2020

Location: RigNet, Inc., 15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

Voting. Stockholders as of the record date, March 9, 2020, are entitled to vote.  Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals on which to be voted.

Each stockholder’s vote is important.  Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

using the Internet at

https://materials.proxyvote.com/766582

mailing your signed proxy card or voting

instruction form

Attendance. RigNet stockholders as of the record date or holders of their valid proxies are entitled to attend the Annual Meeting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

		Page Reference for More Information	Vote Recommendation
Election of 9 directors		5 and 38	For each director nominee
Management proposals:
Ratify Deloitte & Touche LLP as our independent auditors for 2020		38	For
Approve an amendment to the RigNet, Inc. 2019 Omnibus Incentive Plan	39	For
Stockholder advisory vote:
Approve our named executive officers' compensation		42	For
Transact other business that properly comes before the meeting

BOARD NOMINEES

Name		Director Since	Position with Our Company	Inde-pendent	Committee Membership			Other Board Service Experience
	Age				AC	CC	CGN
Steven E. Pickett	56	2016	Chief Executive Officer and President					X
James H. Browning	70	2010	Board Chair, Independent Director	X	X/F			X
Mattia Caprioli	46	2013	Independent Director	X				X
Ditlef de Vibe	65	2011	Independent Director	X		X
Kevin Mulloy	61	2012	Independent Director	X	X		X
Kevin J. O'Hara	59	2010	Independent Director	X		C		X
Keith Olsen	63	2010	Independent Director	X			C	X
Gail P. Smith	60	2018	Independent Director	X	X		X	X
Brent K. Whittington	49	2010	Independent Director	X	C/F	X
2019 Meetings					5	8	4

AC  Audit Committee

CC  Compensation Committee

CGN  Corporate Governance and Nominating Committee

      C   Chair

F   Audit Committee Financial Expert

Attendance:

In 2019, each of our current directors attended at least 75% of the meetings of the Board and committees on which the member served during the year.

Director Elections:

Directors are elected annually to serve until the next annual meeting of stockholders. In uncontested elections of directors, where the number of candidates does not exceed the number of open board positions, directors are elected by a majority of votes cast. In contested elections, where the number of candidates exceeds the number of open board positions, directors are elected by a plurality of votes cast.

2019 PERFORMANCE AND COMPENSATION HIGHLIGHTS

RigNet performance. During 2019, our executive leadership team focused on operating performance and execution of the Company’s strategy resulting in dramatic operating performance improvement throughout 2019, with revenue, EBITDA and Adjusted EBITDA increasing quarter over quarter.  The Chief Executive Officer (“CEO”) and executive leadership team ended the year with:

•	fourth quarter revenue 11% greater than first quarter;
•	fourth quarter EBITDA more than 10 times that of first quarter; and
•	fourth quarter Adjusted EBITDA 42% greater than first quarter.

Despite operational improvements, our executives’ total compensation benchmarked at less than half the median compensation of our 2018 and 2019 peer groups.  In engagements with several of our larger shareholders, we also heard concerns about the low equity ownership of our executives, resulting in part from previous incentive programs that required large acquisitions to meet the performance targets.  No deals were consummated meaning the large majority of previous performance unit grants expired with no value realized by our executives.  In addition, our executives have all been appointed within the last three years, further limiting the opportunities to build their equity position.

Fresh Look at Executive Compensation. In the second half 2019, our Compensation Committee took a fresh look at compensation across our organization to better promote retention and reward achievement of our long-term repositioning from a provider of remote communications to the offshore drilling industry to a digitization partner for multiple industries.  We addressed concerns related to many of our executive officers being compensated at or below the 25th percentile of our peer group and for the CEO at less than half the median compensation compared to our peer group.  Additionally, we took steps to address shareholder concerns about the low equity ownership of our executive officers.  As a result, the Board approved a new compensation program incorporating the following recommended changes during 2019:

•	Peer group changes to reflect the customer base and transformation to a digitization partner for multiple industries;
•	Equity award vesting modified to three years consistent with our peer companies;
•	Instituted a new Long-Term Incentive Plan (“LTIP”) and made awards in November 2019 in lieu of March 2020 awards;
•	Changed performance unit (“PUs”) equity award metrics to Total Shareholder Return and Adjusted EBITDA;
•	Modified PUs to enable early vesting upon achievement of target or maximum performance; and
•	Subject to approval of proposal three in this proxy statement, increased maximum payout for outperformance of the PUs from 250% to 500% of the target value.

We believe our new compensation program allows our executives to earn total compensation near the median of our peer group for outperformance, encourages retention, and better aligns the incentives of our named executives with the long-term interests of our shareholders.

Compensation decisions reflect a balanced and responsible pay approach. The Compensation Committee has responsibility for oversight of RigNet’s executive compensation framework.  Within that framework, the Compensation Committee works to align pay with performance and to create incentives that reward responsible risk-taking given RigNet’s business environment.

Our performance during 2019 resulted in 104.3% achievement of the Management EBITDA target and 96.8% of the Consolidated Revenue target, exceeding thresholds of our performance goals under the Short-Term Incentive Plan (“STIP”).  Our Compensation Committee elected to reduce STIP payouts by approximately 35% (i) to conserve shares available under our 2019 Omnibus Incentive Plan and our cash and (ii) to better align pay with our stock performance.  STIP bonuses were funded to participants through cash bonuses to middle and lower level employees totaling approximately $900,000 payable in April 2020.  In addition, senior level employees, including our executives, received shares of stock equivalent to $1.0 million on the date of issuance.

For 2019, our Compensation Committee set the base salary of our CEO, Mr. Pickett, at $507,831 and target award opportunities for him under the 2019 STIP and LTIP each at 100% of base salary, providing a 2.7% increase to his base salary based on peer compensation data obtained from our compensation consultant.  We paid Mr. Pickett’s STIP for 2019 in shares of our common stock to further align his interests with those of our stockholders.  The Compensation Committee believes our CEO’s total pay opportunity reflects the required leadership skills and level of responsibility commensurate with our current size and market conditions. For Messrs. Ahlstrom and Eastman base salary for 2019 was increased at 3.0% and target award opportunities under the 2019 STIP and LTIP remained unchanged.  The Compensation Committee believes total compensation for all named executives reflects a balanced and responsible pay-for-performance approach to compensation.

Equity compensation. Through equity compensation, our executives have a significant portion of compensation “at risk” and accordingly have the potential for earning at the median of our peer group.  “At risk” means executives will not realize value unless they meet minimum performance goals, which are tied to Company financial, operational and strategic goals, which we believe closely correlate to long-term stockholder value creation, but can realize increased value if they exceed the target level of those performance goals,

During November 2019, to implement our new executive compensation program and drive on-going retention, achievement of our long-term repositioning as a digitization partner for multiple industries and motivate future outperformance of financial targets, our executives were granted LTIP awards consistent with incentive targets for 2020. As in the past two years, the new LTIP awards included restricted stock for 40% of each executive’s target LTIP value, options at 10% of their target value, and PUs for the remaining 50% of the target LTIP value.  The new executive compensation program will provide:

•	more equity at risk compensation as desired by our investors;
•	better alignment with our peers when pre-established performance objectives are achieved and surpassed; and
•	increased incentive to encourage retention of our executives.

We designed the Fall 2019 PU awards to reward future growth in Adjusted EBITDA and Total Shareholder Return and drive outperformance by increasing the maximum payout for outperformance of the PUs from 250% of target value to 500% of target value.  We believe that Adjusted EBITDA reflects the best measure of the underlying business performance and is how our lenders and large investors evaluate our business.  We include Total Shareholder Return as a metric to make sure that our executives are aligned with the long-term interests of our shareholders.  If stockholders do not approve proposal three in this proxy, we intend to reconsider executive compensation in 2020 as we will not have sufficient shares to meet the obligations of all of our PUs.

Pursuant to the Securities and Exchange Commission (“SEC”) rules, all equity awards issued in 2019, even those only rewarding 2020 and future performance, are reported in full in the respective columns in the following Summary Compensation Table.

2019 Summary Compensation

	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan(2)	All Other Comp.	Total
Steven Pickett	$ 504,852	$ -	$ 861,355	101,034	$ 389,341	$ 3,805	$ 1,860,387
Chief Executive Officer and President
Lee Ahlstrom	358,077	-	709,750	71,606	220,984	13,769	1,374,186
Senior Vice President and Chief Financial Officer
Brad Eastman	306,923	-	523,348	61,374	108,205	11,802	1,011,652
Senior Vice President and General Counsel

(1)

Stock and option awards reflect the March 2019 LTIP awards as well as LTIP awards granted in November 2019 to implement our new executive compensation program in lieu of 2020 LTIP incentive awards to drive retention and continued focus on performance.

(2)

Reflects approved STIP incentive amounts after the Compensation Committee reduced computed amounts by approximately 35% (i) to conserve shares available under our 2019 Omnibus Incentive Plan and our cash and (ii) to better align pay with our stock performance.

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2019 Summary Compensation Table, on page 28.

We believe that our new incentive plan will allow our executives to earn total compensation near the median of our peer group, for outperformance.  We also believe that our new compensation program encourages retention because of the payout potential for performance.  Finally, we believe that our LTIP aligns the incentives of our executives with the long-term interests of our shareholders by focusing on Total Shareholder Return and growth in Adjusted EBITDA.

Given the recent decline in our share price largely driven by macro concerns over activity in the oil and gas markets and the decline in satellite bandwidth prices, we do not have sufficient shares in our 2019 Omnibus Incentive Plan to meet the obligations of our new incentive plan design.  In this proxy statement, we are requesting stockholders approve additional shares for our 2019 Omnibus Incentive Plan in proposal three.  If this proposal does not pass, we will have to reconsider our compensation philosophy and design new awards working within the existing liquidity and share constraints.  We will also incur additional retention risk for key executive, technical and sales employees or need to use cash resources to achieve compensation objectives.  If sufficient cash resources are not available, we will not be able to offer a STIP and we could experience heightened turnover throughout the organization, seriously jeopardizing the progress we have made in growing and diversifying RigNet in spite of anemic industry conditions.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation:

What We Do	What We Don’t Do
✔Place a heavy emphasis on variable compensation	✖ Provide “single trigger” change in control benefits on options or RSUs
✔Require significant stock ownership	✖ Offer perquisites, other than relocation assistance
✔Maintain a clawback policy	✖ Allow excise tax gross up upon a change in control
✔Conduct annual compensation risk assessments	✖ Permit hedging or short selling of Company stock
✔Use an independent compensation consultant	✖ Re-price options and other equity incentives

2019 Elements

Type	Form	Terms
Equity	Stock Options	●Options generally vest 33.3% per year subject to continued employment
●No automatic accelerated option vesting upon a change of control
●Unit awards generally vest 33.3% per year subject to continued employment
Restricted Stock Units
●No automatic accelerated unit award vesting upon a change of control
	Performance Units	●Unit awards generally vest based on achievement of performance measures over a multiple-year period ●Awards vest at target for periods following a change in control

Cash or Equity	STIP	●Based on achievement of objective performance criteria and qualitative goals
Cash	Salary	●Reviewed annually by the Compensation Committee
	Retirement	●4% match of voluntary 401(k) contributions vest immediately

GOVERNANCE HIGHLIGHTS

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Board Leadership

We have an independent Board Chair, with broad authority and responsibility over Board governance and its operations. See “Board Leadership Structure and Role in Risk Oversight” on page 9 for more information.

Board Risk Oversight

Our Board has oversight for risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks.  See “Board Leadership Structure and Role in Risk Oversight” on page 9 for more information.

Director Independence

With the exception of Mr. Pickett, our CEO, all of our director nominees are independent.  An independent director chairs each Board committee.  See “Director Independence” on page 10 for more information.

Board Development

Our Board’s diversity of experience, technical and industry knowledge brings value by providing management oversight and guidance from a variety of perspectives.  See “Policy on Director Qualifications and Nominations” on page 10 for more information.

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Your vote is important.  Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy on the Internet.  Our Proxy Statement and Annual Report to Stockholders

are available at https://materials.proxyvote.com/766582.

PROXY STATEMENT

RIGNET, INC.

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084-4947

We are furnishing this proxy statement to stockholders in connection with RigNet’s solicitation of proxies on behalf of the Board of Directors for the 2020 Annual Meeting of Stockholders.  Distribution of this proxy statement and proxy card to stockholders is scheduled to begin on or about April 6, 2020.

Date, Time and Place of Meeting

Our Board of Directors (the “Board”) is asking for your proxy for use at the RigNet, Inc. 2020 Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournments or postponements thereof.  The Annual Meeting will be held on Wednesday, May 6, 2020, at 9:00 a.m., Central Daylight Time at RigNet’s headquarters located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084.  We continue to monitor developments regarding the coronavirus (COVID-19).  In the interest of the health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.  If we make this change, we will announce the decision to do so in advance and provide details on how to participate at https://investor.rig.net/.

Proposals

At our 2020 Annual Meeting, we are asking our stockholders to consider and act upon proposals to: (1) elect nine directors to serve until our 2021 Annual Meeting or until their respective successors have been elected and qualified or until the earliest of their removal, resignation or death; (2) ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2020; (3) approve an amendment to the RigNet, Inc. 2019 Omnibus Incentive Plan to increase the available number of shares under the plan; and (4) approve a non-binding advisory resolution on RigNet’s executive compensation.

Who Can Attend the Annual Meeting

Only stockholders of record as of the close of business on March 9, 2020 or the holders of their valid proxies may attend the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting. Each person attending the Annual Meeting may be asked to present a photo ID, such as a driver’s license, before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in street name) should provide proof of their beneficial ownership as of March 9, 2020, such as a brokerage statement showing their ownership of shares as of that date.

Record Date, Outstanding Shares and Quorum

Only stockholders of record at the close of business on March 9, 2020 (the “Record Date”) are entitled to notice of, and to vote at the Annual Meeting.  As of the Record Date, there were 19,982,473 shares of common stock outstanding and entitled to vote at the Annual Meeting.  The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding shares of common stock is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting.  Abstentions and broker non-votes will count as present for purposes of establishing a quorum on the proposals.

If by the date of the Annual Meeting we do not receive sufficient shares to constitute a quorum or to approve one or more of the proposals, the Chair of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.  The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Broker Non-Votes

Under New York Stock Exchange Rule 452, which governs all brokers (including those holding NASDAQ-listed securities), brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers.

Brokers, however, may not vote on “non-routine” matters on behalf of their clients in the absence of specific voting instructions. A broker “non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on “non-routine” matters for shares owned by the customer but held in the name of the broker. In those instances, the broker cannot vote the uninstructed shares and reports the number of such shares as “non-votes.”

Proposal 1 (election of directors), Proposal 3 (approval of an amendment to the RigNet, Inc. 2019 Omnibus Plan), and Proposal 5 (the non-binding advisory vote on the compensation of our named executive officers) are each considered “non-routine” matters. Accordingly, a broker may not vote on those proposals without instructions from its customer, and broker “non-votes” may occur with respect to those proposals. Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm) qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion if you do not provide instructions on how to vote on this “routine” matter.

Voting

If you are a record holder of our common stock, you are entitled to one vote at the Annual Meeting for each share that you held as of the Record Date. Cumulative voting for directors is not permitted.  The Inspector of Elections appointed for the Annual Meeting will tabulate all votes.

You may vote in person at the Annual Meeting or by proxy.  Even if you plan to attend the Annual Meeting, we encourage you to vote your proxy card in advance of the Annual Meeting.  If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting.  However, please note that if your shares are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these shares and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from the record holder of the shares.  Please vote your proxy or return voting instructions to your broker as soon as possible so that your shares may be represented at the Annual Meeting.

Voting Standards

With respect to Proposal 1 (election of directors), being an uncontested election, our bylaws require that the director nominees be elected by a majority of the votes cast at the Annual Meeting (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and broker non-votes will not be counted and will have no effect on the outcome of this proposal. With respect to Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm) and Proposal 3 (approval of an amendment to the RigNet, Inc. 2019 Omnibus Incentive Plan), our bylaws require the approval of a majority of the votes cast on these proposals. Abstentions and broker non-votes will have no effect on the outcome of this proposal.  With respect to Proposal 4 (the non-binding advisory vote on the compensation of our named executive officers), our bylaws require approval by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against this proposal.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal One, and in favor of Proposals Two, Three and Four.  As of the date of this proxy statement we are unaware of any other proposal or item of business to be presented at the Annual Meeting.  However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Revoking Your Proxy

If you submit your proxy by mail or Internet, you may still revoke it at any time before voting takes place at the Annual Meeting.  A stockholder of record may revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to our Secretary at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084, delivering a later-dated proxy in the manner provided on the proxy card (via the Internet or by written proxy card), or voting in person at the Annual Meeting.  Please note, however, that only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this proxy statement. Your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy.  If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Soliciting Proxies

RigNet will pay all expenses of soliciting proxies to be voted at the Annual Meeting.  After the proxies are initially distributed, RigNet and its officers, directors and employees (who will not receive any additional compensation for any solicitation of proxies) may also solicit proxies by mail, electronic mail, telephone or in person.  We will ask brokers, custodians, nominees and other record holders to forward copies of the proxy materials to beneficial owners for whom they hold shares.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this proxy statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2019 have been made available to all stockholders entitled to vote at the Annual Meeting.  These materials may also be viewed at https://materials.proxyvote.com/766582.

Unless the context requires otherwise, the terms “RigNet,” the “Company,” “our,” “we,” “us” and similar terms refer to RigNet, Inc., together with its consolidated subsidiaries.

GOVERNANCE

Our Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting.  Each of our current Board members has been nominated to stand for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve in such capacity until his or her term expires at our next Annual Meeting or his or her successor has been duly elected and qualified, subject to their earlier death, resignation or removal.  All non-employee directors meet the independence requirements under the listing standards of the NASDAQ Stock Market (“NASDAQ”).  Steven Pickett is not considered independent by virtue of his role as CEO and President of the Company. There are no family relationships among any of our directors or executive officers.

Each of the director nominees has consented to serve as a director of the Company if so elected.  The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a stockholder in a proxy card.  Each director nominee has submitted a resignation that is effective if that nominee does not receive a majority of votes cast at the Annual Meeting and if, the Board of Directors accepts the resignation.  The Board of Directors must publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results.  If these nominees become unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

DIRECTOR NOMINEES

Information concerning the nine director nominees is set forth below.

Name	Age	Position with Our Company	Director Since
Steven E. Pickett	56	Chief Executive Officer and President	2016
James H. Browning	70	Board Chair, Independent Director	2010
Mattia Caprioli	46	Independent Director	2013
Ditlef de Vibe	65	Independent Director	2011
Kevin Mulloy	61	Independent Director	2012
Kevin J. O'Hara	59	Independent Director	2010
Keith Olsen	63	Independent Director	2010
Gail P. Smith	60	Independent Director	2018
Brent K. Whittington	49	Independent Director	2010

Steven E. Pickett

DIRECTOR QUALIFICATIONS
●	Industry Experience – - Current Chief Executive Officer and President of RigNet - Former CEO of 21st Century Towers, WesTower Communications and Telmar Network Technology

●	Leadership and Global Experience – CEO and president positions for over twelve years

Mr. Pickett has served as the CEO and President since joining the Company in May 2016 and as a director since June 2016. Before joining RigNet, from March 2015 through May 2016, Mr. Pickett was the CEO and President of 21st Century Towers, a new entrant in the wireless infrastructure market.  From December 2013 through February 2015, Mr. Pickett served as the CEO of WesTower Communications, Inc., North America’s second largest tower construction and maintenance company until its acquisition.  Prior to WesTower, he was the CEO and President of Telmar Network Technology, Inc. from July 2008 until December 2013.  Mr. Pickett’s prior leadership roles include Senior Vice President/General Manager of Alcatel-Lucent’s Optical Network Division and Vice President of Sales at Alcatel.  Mr. Pickett earned a Bachelor of Science in electrical engineering from Tufts University and a Master of Business Administration degree from The Kellogg Graduate School of Management at Northwestern University.  Mr. Pickett brings a wealth of experience in the communications industry to our Board and Company as well as experience running a growing company.

James H. Browning

DIRECTOR QUALIFICATIONS
●	Finance Experience – Retired KPMG LLP partner, served as KPMG’s Southwest Area Professional Practice Partner and SEC Reviewing Partner

●	Leadership Experience – Service on public company boards of Texas Capital Bancshares, Inc. and Herc Holdings, Inc. and previously Endeavor International Corp.

Mr. Browning has served on our Board since December 2010, and he has served as the Chair of our Board since 2012.  Mr. Browning previously served as a partner at KPMG LLP, an international accounting firm, from July 1980 until his retirement in September 2009.  During Mr. Browning’s thirty-eight year career at KPMG LLP his leadership roles included serving as KPMG’s Southwest Area Professional Practice Partner, SEC Reviewing Partner and as Partner in Charge of KPMG LLP’s New Orleans audit practice.  Mr. Browning received a B.S. degree in Business Administration from Louisiana State University and is a retired Certified Public Accountant.  He currently serves on the boards of Texas Capital Bancshares, Inc., a publicly traded financial holding company and Herc Holdings, Inc., a publicly traded full service equipment rental company.  He previously served on the board of Endeavour International Corporation, a publicly traded international oil and gas exploration and production company.  Mr. Browning brings a wealth of knowledge dealing with financial and accounting matters to our Board as well as extensive knowledge of the role of public company boards of directors.

Mattia Caprioli

DIRECTOR QUALIFICATIONS
●	Global Experience – - KKR’s, Co-Head of European Private Equity - Mergers, acquisitions and financing experience with Goldman Sachs in London

●	Leadership Experience – Serves on the Board of PortAventura and SBB Telemach

Mattia Caprioli has served on our Board since October 2013.  Mr. Caprioli is a member of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) where he serves as Co-Head of European Private Equity.  Mr. Caprioli has held leadership roles in many KKR investments including Legrand, Toys ‘R’ Us, Alliance Boots, Inaer and Bond (now Avincis) since 2001.  He also currently serves on the Boards of PortAventura and SBB/Telemach Group and previously served on the Board of Legrand.  Prior to joining KKR, Mr. Caprioli was with Goldman Sachs International in London, where he was involved in a broad array of mergers, acquisitions and financings across a variety of industries.  He holds a Master of Science degree from L. Bocconi University, Milan, Italy.  Mr. Caprioli brings a diverse international background with extensive business services expertise to the Board.

Ditlef de Vibe

DIRECTOR QUALIFICATIONS
●	Leadership and Global Experience – Former Managing Partner of Kistefos Venture Capital, a venture capital firm investing in the IT and telecommunications industries

●	Technology Experience – - Former CEO of Global IP Solutions - Various Director roles with IBM

Ditlef de Vibe has served on our Board since May 2011.  From 2001 to 2011, Mr. de Vibe served as managing partner of Kistefos Venture Capital, a venture capital firm that primarily invests in the IT and telecommunications industries.  Since leaving Kistefos Venture Capital, Mr. de Vibe’s principal occupation is as an independent investor and board member for several private Norwegian companies.  From 2007 to 2008, Mr. de Vibe also served as Chief Executive Officer of Global IP Solutions Holdings AB, a company that was publicly traded in Norway until its sale to Google, Inc.  Prior to that, Mr. de Vibe served in various capacities with IBM, including IBM’s Director of Network Outsourcing EMEA, Director of Network Service Sales EMEA, and Director of Network Outsourcing Services EMEA.  He holds a Master of Science degree from the University of Oslo.  Mr. de Vibe brings a wealth of experience in IT and telecommunications along with extensive operational and commercial competencies.

Kevin Mulloy

DIRECTOR QUALIFICATIONS
●

Leadership and Global Experience –

  -  Partner with a consulting firm that advises on business growth and revenue issues

  -  Former President of Presidio Managed Networks & Intelsat Global Service Corporation

●	Technology Experience – Served as Executive Vice President of Corporate Development at an advanced information technology professional and managed service company

Kevin Mulloy has served on our Board since March 2012.  Since February 2017, Mr. Mulloy serves as a consulting partner with Blue Ridge Partners, a consulting firm advising private equity clients and general businesses on growth and revenue issues.  Mr. Mulloy previously served as Executive Vice President of Corporate Development at Presidio, Inc., an advanced information technology professional and managed services company, from July 2011 to May 2013.  Prior to that, Mr. Mulloy served as President of Presidio Managed Networks, the managed services business at Presidio, from June 2008 to July 2011, and from September 2007 to June 2008 he served as the Executive Vice President of Operational Strategy for Presidio.  Prior to joining Presidio, Mr. Mulloy held leadership roles with Intelsat S.A., a provider of satellite services worldwide, including President of Intelsat Global Service Corporation and Senior Vice President of Strategy, Business Development and M&A.  Mr. Mulloy’s experience also includes ten years with McKinsey & Company, a management consulting firm; three years with Gould Inc., an aerospace and defense company; and more than five years in the United States Navy, serving in the Surface Nuclear Propulsion branch of the Navy.  Mr. Mulloy has a BSME from the US Naval Academy and an MBA from Wharton, University of Pennsylvania.  Mr. Mulloy brings extensive operational satellite, telecommunications and information technology infrastructure experience to the Board.

Kevin J. O’Hara

DIRECTOR QUALIFICATIONS
●	Industry and Technology Experience – - Former President, CEO & Director of a communications provider - Co-founder of Level 3 Communications, Inc., a provider of IP-based communications

●	Leadership Experience – -Executive Chair of a technology engineering and construction services company -CEO and president positions for over 20 years

Kevin J. O’Hara has served on our Board since December 2010.  In 2016, Mr. O’Hara served as our Vice Chair of the Board, primarily to assist with our CEO transition.  Mr. O’Hara joined Congruex, LLC, a provider of technology engineering and underground construction services, as the Executive Chairman in November 2017.  Prior to that he served as President, Chief Executive Officer and Director of Integra Telecom Holdings, Inc., a communications provider.  He served on Integra’s Board beginning in December 2009, was appointed Chairman of the Board in March 2011 and was named CEO in December 2011.  Mr. O’Hara left Integra in September 2014.  Prior to joining Integra, he was a co-founder and Chairman of the Board of Troppus Software Corporation, an early stage software company providing technical solutions to service providers that support home technology and networks, from March 2009 until a major service provider acquired it in January 2011.  Mr. O’Hara also served on the Board of Directors of Elemental Technologies, Inc., a leading provider of video processing solutions for broadcast and on-line video customers from January 2011 until October 2016, serving as Chairman from August 2011 until October 2016.  Prior to that, Mr. O’Hara was a co-founder of Level 3 Communications, Inc., a provider of IP-based communications services to enterprise, content, government and wholesale customers, and served in various leadership roles including President, Chief Operating Officer and Executive Vice President.  Prior to that, Mr. O’Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc., Senior Vice President of MFS, President of MFS Development, Inc., and Vice President of MFS Telecom, Inc.  Mr. O’Hara has a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from Drexel University.  Mr. O’Hara brings a wealth of experience in the communications industry to our Board as well as experience running a public company.

Keith Olsen

DIRECTOR QUALIFICATIONS
●	Industry and Technology Experience – -CEO and Director of a data center services company -Former CEO, President and Director of a provider of network-neutral data center

●	Leadership and Global Experience – -International business development with international carriers and service providers -Former Public Company CEO

Mr. Olsen has served on our Board since December 2010. Since June 2013, Mr. Olsen has served as Chairman and Chief Executive Officer of vXchnge Holdings LLC, a private company offering data center services.  Mr. Olsen previously served as Chief Executive Officer, President and Director of Switch and Data Facilities Company, Inc., a NASDAQ listed company, which provided network-neutral data centers that house, power and interconnect the Internet, from February 2004 to May 2010, when Switch and Data Facilities Company, Inc. was acquired by Equinix, Inc.  Prior to that, Mr. Olsen served as a Vice President of AT&T, where he was responsible for indirect sales and global sales channel management and as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services.  Mr. Olsen has a Bachelor degree from the State University of New York, Geneseo.  Mr. Olsen brings experience in running a public company to our Board as well as a wealth of experience in the communications industry.

Gail P. Smith

DIRECTOR QUALIFICATIONS
●	Industry and Technology Experience – -Founder and Director of a mobility and cloud research and consulting firm -Expertise in cyber security and the General Data Protection Regulation

●	Leadership and Global Experience – -Former Corporate Group Vice President of a communications company -Managed multinational operations in telecommunications and internet services

Gail P. Smith joined our Board on January 17, 2018. Ms. Smith founded the Cavell Group, a convergence, mobility and cloud research and consulting firm, in 2002 and continues to serve as a director. Prior to that, Ms. Smith served as Corporate Group Vice President and President, Europe of Level 3 Communications, Inc. and held product marketing and strategy roles at MFS International. Ms. Smith has worked and managed operations in both the U.S. and Europe.  Ms. Smith is  a director of Zenitel BV, a telecommunications equipment company traded on the Euronext Stock Exchange.  She holds a Master degree in International Business from Tufts University and a Bachelor degree in Economics and Political Science from Claremont McKenna College. Ms. Smith brings extensive technical, operational and strategic leadership experience to the Board.

Brent K. Whittington

DIRECTOR QUALIFICATIONS
●	Finance Experience — - Former CFO of Windstream Corporation and its predecessor, Alltel Holding Corp. - Arthur Andersen LLP experience for over eight years

●	Leadership and Industry Experience – Former COO of a communications company providing phone, high-speed Internet and high-definition digital TV services

Mr. Whittington has served on our Board since December 2010.  Mr. Whittington previously served as the Chief Operating Officer of Windstream Corporation, a publicly traded communications company providing phone, high-speed Internet and high-definition digital TV services, from August 2009 to September 2014.  Prior to that, Mr. Whittington served as the Executive Vice

President and Chief Financial Officer of Windstream Corporation from July 2006 to August 2009. Mr. Whittington’s prior experience also includes serving as Executive Vice President and Chief Financial Officer of Windstream Corporation’s predecessor, Alltel Holding Corp., Vice President of Finance and Accounting of Alltel Corporation, parent company of Alltel Holding Corp and the Senior Vice President-Operations Support of Alltel Corporation.  Prior to joining Alltel, Mr. Whittington was with Arthur Andersen LLP for over eight years.  Mr. Whittington has a degree in accounting from the University of Arkansas at Little Rock. Mr. Whittington brings experience in finance and accounting to our Board as well as a wealth of experience in the communications industry.

CORPORATE GOVERNANCE

The Board and the Company annually review RigNet’s governance documents, which are available on our website.  These governance materials include, but are not limited to, our Code of Ethics and Business Conduct, Policy Governing Director Qualifications and Nominations, Policy Governing Related Person Transactions and Board committee charters.  The Board regularly reviews corporate governance developments and, when appropriate, modifies its governance policies, committee charters and key practices.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions.  A copy of that code is available on our corporate website at https://www.rig.net/wp-content/uploads/2020/01/Code-of-Conduct.pdf.

Composition of the Board of Directors

Our Board currently consists of nine members, eight of whom are non-employee members.  Mr. Pickett, our CEO and President, also serves as a director of the Company.  Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.  Our bylaws permit our Board to establish by resolution the authorized number of directors.

With respect to the Annual Meeting, we have nine nominees and nine available board seats. As this election will involve an uncontested election of directors, in order to be elected to the board at the Annual Meeting, each nominee must receive a majority of the votes cast. Any current director who does not receive a majority of “For” votes at the Annual Meeting must tender his or her resignation to the Board in accordance with the Board’s majority vote resignation policy, which is described in our bylaws.  A Board member may be removed outside of the normal election process by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Currently, we separate the role of Chair and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for the Company, with the advice of the Board, and the day-to-day leadership and performance of the Company.  The Chair of the Board operates as lead independent director and provides guidance to the Chief Executive Officer, approves the agenda for Board meetings, and presides over meetings of the full Board.  The independent members of the Board regularly meet in executive session without management present.  The Board believes this separation allows our CEO to focus on running the Company and our Chair to focus on running the Board, which is appropriate at this time because of the brief tenure of most of our senior management.  Our Board does not have a policy on whether or not the roles of Chair of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chair of the Board should be selected from the non-employee directors or be an employee or former employee.  The Board believes that it should be free to make a choice from time to time in any manner that it believes is in the best interests of our Company and our stockholders at that time.  The Board actively oversees management, particularly through regular conferences between the Chief Executive Officer and the Chair.  The Board reviews the Chair of the Board position annually after the Annual Meeting of Stockholders.

Risk Oversight

Risk is an inherent part of RigNet’s business activities and successful management of that risk is critical to the Company’s growth and success.  The Board seeks to assess major risks facing the Company and options for their mitigation in order to promote our stockholders’ and other stakeholders’ long-term interests.  We reward our executives for taking responsible risks in line with the Company’s strategic objectives and overall risk appetite.  Depending on the nature of the risk involved and the particular business function involved, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes, strategic planning, operating reviews and insurance.

The Board has oversight for risk management and actively reviews risk management practices through continuous dialogue and receipt of management reports.  The Board and its committees collectively oversee risk by actively reviewing material management decisions throughout the year in the areas that risk responsibility has been delegated.

The Board has delegated responsibility for the oversight of specific risks to the Board committees as follows:

Corporate Governance and Nominating	●	Confirms the existence and capability of risk management systems and controls specific to operational, technological, compliance, reputational and political risks
	●	Reviews assessments and implementation of risk-based controls for our activities
	●	Oversees risk related to the Company's governance structure and processes
	●	Monitors cybersecurity programs as well as environment, social and governance (ESG) risks

Audit	●	Oversees policies and processes related to the financial statements, financial reporting process, compliance and auditing
	●	Monitors ongoing compliance issues and matters and meets with our independent accounting firm
	●	Reviews risk management practices and performance related to credit, liquidity and compliance risks

Compensation	●	Oversees risk management associated with management resources, structure and succession planning
	●	Evaluates and monitors our compensation policies and programs

Non-Standing Committees	●	Provides guidance related to specific focus areas or risks

The “Corporate Responsibility link on our main website contains important information about our risk management framework and our Environmental, Social and Governance (ESG) initiatives including relevant information on policies, safety performance, and employee statistics, as well as our commitment to following good corporate governance practices.  The information found on our website is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such content by reference, and shall not otherwise be deemed filed under such Acts..

DIRECTOR INDEPENDENCE

Our Board has reviewed the independence of each director nominee and considered whether any nominee had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  As a result of this review, our Board has determined that Ms. Smith and Messrs. Browning, Caprioli, de Vibe, Mulloy, O’Hara, Olsen, and Whittington qualify as “independent” in accordance with the published listing standards of NASDAQ.  Mr. Pickett is not considered independent by virtue of his role as CEO and President of the Company.

In addition, the members of the Audit Committee of our Board each qualify as “independent” under standards established by the SEC and NASDAQ for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules.  Messrs. Browning and Whittington are independent directors who have been determined to be audit committee financial experts.  Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Browning and Whittington’s experience and understanding with respect to certain accounting and auditing matters.  The designation does not impose on them any duties, obligations or liability that are greater than those generally imposed on them as members of the Audit Committee and Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

In addition, the members of the Compensation Committee of our Board each qualify as “independent” under standards established by the SEC and NASDAQ for members of compensation committees.

POLICY GOVERNING DIRECTOR QUALIFICATIONS AND NOMINATIONS

The Company seeks directors who possess, at a minimum, the qualifications and skills described below and as set forth in our Policy Governing Director Qualifications and Nominations found on our website at http://investor.rig.net/policy-governing-director-qualifications-and-nomination.

Our Company considers diversity in its nomination of directors, and in its assessment of the effectiveness of the Board and its committees.  In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using their combined diversity of experience.  Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills and attributes when recommending candidates to our Board.

At a minimum, our Corporate Governance and Nominating Committee must be satisfied that each person that it nominates meets the following minimum qualifications:

•	The candidate shall exhibit high standards of integrity, commitment and independence of thought and judgment.
•	The candidate shall be committed to representing the long-term interests of the Company’s stockholders.
•	The candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.
•	To the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings.
•	The candidate shall meet any other minimum qualifications and other criteria for Board membership approved by our Board from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee recommends that our Board select persons for nomination to help ensure that:

•

A majority of the Board is “independent” in accordance with the standards, if any, promulgated by the SEC, any exchange upon which securities of the Company are traded and any governmental or regulatory body exercising authority over the Company.

•	Each of our Audit, Compensation and Corporate Governance and Nominating Committees are composed entirely of independent directors.
•

At least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

For the overall structure and composition of our Board, the Corporate Governance and Nominating Committee seeks directors with the following types of experience:

Leadership experience.  We believe that directors who have held significant leadership positions, especially CEO positions, over an extended period, provide the Company with unique insights.  These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others.  They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Global experience.  RigNet’s continued success depends, in part, on its success in continuing to grow its businesses outside the United States.  For example, in 2019, approximately 56.3% of RigNet’s revenues came from outside the United States.

Technology experience.  As a technology-based communication company, we seek directors with backgrounds in technology and a deep understanding of technology risks because our success depends on the reliability of our technology, investments in new technologies and access to new ideas.

Finance experience.  We believe that an understanding of finance and financial reporting processes is important for our directors as RigNet measures its operating and strategic performance by reference to financial goals.  In addition, accurate financial reporting and robust auditing are critical to RigNet’s success.  We seek to have directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.  As part of this qualification, we also seek directors who have relevant risk management experience.

Industry experience.  We seek to have directors with experience as executives, directors or other leadership positions in the industries in which we participate and target for growth.  For example, we seek directors with experience in the communications and technology industries.

Board Tenure.  RigNet seeks to have directors with a variety of tenure on the Board, providing an influx of new ideas while ensuring stable and continuous oversight.  Our director tenure currently ranges from 2 to 10 years with an average of 7.8 years.

COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Our Board has a process in place for communications with stockholders.  Stockholders should initiate any communications with our Board in writing and send them to our Board, c/o Shelly Buchman, Vice President Global Human Resources, Associate General Counsel and Corporate Secretary, RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.  All such communications will be forwarded to the appropriate directors.  This centralized process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner.  If a stockholder wishes for a particular director or directors to receive any such communications, the stockholder must specify the name or names of any specific Board recipient or recipients in the communications.  Communications to our Board must include the number of shares owned by the stockholder as well as the stockholder's name, address, telephone number and e-mail address, if any.

MEETINGS OF OUR BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

During 2019, our Board held nine meetings.  The standing Committees of our Board held an aggregate of 17 meetings during this period.  Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which they served.  Each member of our Board is expected to attend our annual meetings of stockholders, either in person or via teleconference.  Each person who was a director at the time of our 2019 Annual Meeting of Stockholders attended such meeting.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board currently has standing Audit, Compensation and Corporate Governance and Nominating Committees.  Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is an independent director in accordance with the NASDAQ listing standards and applicable SEC regulations.  Our Board has adopted a written charter for each of these committees, each of which sets forth the applicable committee's purposes, responsibilities and authority.  These committee charters are available on our website at https://investor.rig.net/governance through links to each respective committee.

Audit Committee

Audit Committee
●	Select and oversee the independent accounting firm	Number of Meetings in 2019:
●	Oversee the quality and integrity of our financial reporting	5
●	Review the organization and scope of our internal audit function and our disclosure and internal controls	Committee Members:
●	Review and approve any proposed related-person transactions	Whittington (C, F, I) Browning (F, I) Mulloy (I) Smith (I)
●	Approve audit and non-audit services provided by our independent auditors
●	Oversee investigations of any allegations of policy or compliance violations
●	Monitor financial reporting activities and the accounting standards and principles followed
C	Chair of the Committee
F	Audit Committee Financial Expert as defined under SEC rules
I	Satisfies standards established by the SEC and NASDAQ to be designated as an independent director

The report of our Audit Committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee

Compensation Committee
●	Review and recommend for Board approval the compensation of the CEO	Number of Meetings in 2019:
●	Review and recommend for Board approval the compensation of the Board	8
●	Make recommendations to the Board with respect to our executive officers, other than the CEO	Committee Members:
●	Administer and implement Board approved compensation plans, policies, and programs, including short and long-term incentive plans	O’Hara (C, I) de Vibe (I) Whittington (I)
●	Review succession planning for our executive officers

All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The report of our Compensation Committee appears under the heading “Compensation Committee Report” below.

Procedures and Processes for Determining Compensation - Please refer to “Compensation Discussion and Analysis, The Compensation Committee,” below for a discussion of the Compensation Committee's procedures and processes for making compensation determinations.

Compensation Committee Interlocks and Insider Participation - No member of the Compensation Committee has any relationship with our Company requiring disclosure in any of the reports that we file with the SEC, other than service on our Board.  None of our named executive officers serves as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee

Corporate Governance and Nominating Committee
●	Identify and recommend nominees for the Board	Number of Meetings in 2019:
●	Monitor and develop our corporate governance practices, guidelines, code of ethics and business conduct and compliance mechanisms	4 Committee Members: Olsen (C, I) Mulloy (I) Smith (I)
●	Review risk performance and enterprise risk exposure across operational, technological, compliance, reputational and political areas
●	Monitor the existence and capability of risk management systems and control in all critical business activities and enterprise risk categories

The Committee evaluates each director nominee based upon a consideration of the nominee's qualification as independent as well as their diversity, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines.  The Corporate Governance and Nominating Committee may rely on various sources to identify director nominees.  These include input from directors, management, professional search firms and other sources that the Committee feels are reliable.

Stockholders may recommend director candidates for consideration by the Corporate Governance and Nominating Committee, which will consider such suggestions made by stockholders in the same manner as other candidates.  Any such suggestions should be submitted to the Chair of the Corporate Governance and Nominating Committee, c/o Shelly Buchman, Vice President Global Human Resources, Associate General Counsel and Corporate Secretary, RigNet, Inc. 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.  The written request must include the candidate's name, contact information, biographical information and qualifications.  The request must also include the potential candidate's written consent to being named as a nominee and to serving as a director if nominated and elected.  The Committee may request additional information from time to time from the nominee or the nominating stockholder(s).  Stockholder nominations that seek to bypass the consideration of the Corporate Governance and Nominating Committee must follow the procedures set forth in our bylaws, which are summarized below under the heading “Stockholder Proposals and Nominations for the 2021 Annual Meeting.”

The Corporate Governance and Nominating Committee also focuses on our overall corporate responsibility and related environmental, social and corporate governance.  RigNet is committed to sustainability and with our highly-reliable network and machine learning solutions, we will lead digital transformation that enables a more sustainable energy industry responding to high priority issues faster, with more efficiency and with more information.  Our commitment is reinforced through established policies driving corporate governance, diversity, inclusion and safety and extends to the communities in which we live and the employees that are our greatest asset.

During 2019, the Board dissolved the Corporate Development Committee. Prior to its dissolution, the committee held one meeting.  In addition to the standing committees above, our Board establishes temporary committees as needed to oversee certain matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the financial reporting process of the Company on behalf of the Board.  Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2019, the Audit Committee reviewed and discussed the financial statements of RigNet, Inc. and the quality of financial reporting with management, the internal auditor and the independent auditor.  The Audit Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosure and the letter from the independent auditor required under applicable rules of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.  Additionally, the Audit Committee has discussed with the independent auditor their independence with respect to the Company.  The Audit Committee determined that the non-audit services provided to RigNet by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board that the audited financial statements of RigNet, Inc. be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Submitted By:
Audit Committee
Brent K. Whittington, Chair James H. Browning Kevin Mulloy Gail P. Smith

This Report of the Audit Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION

The following summarizes the compensation of each non-employee member of our Board for the fiscal year ended December 31, 2019.  Because Mr. Pickett is also an employee of the Company, he does not receive additional compensation specifically related to his service on our Board of Directors.  In addition, Mr. Caprioli does not receive any compensation from us for his role as a member of our Board due to his affiliation with KKR, a holder of over 25% of our outstanding shares of common stock.

Our Board has implemented a compensation policy applicable to our non-employee directors based on the anticipated service commitment and analysis of our peer companies using data obtained from our compensation consultant.  We provide our non-employee directors the following compensation for Board and committee services:

•	a cash retainer paid quarterly for board membership and service;
•	an additional cash retainer for our non-executive board chair;
•	an annual award of RSUs, in an amount to be approved by the Board, subject to a one year vesting requirement and settled in cash or shares of common stock upon vesting at the option of the Company;
•	a cash fee for each Board meeting where overseas travel is required for attendance; and
•	an additional cash retainer for committee membership or committee chair service based on the relative commitment for each committee.

Director compensation is paid at the end of each quarter on a pro rata basis for any partial service periods.  Director compensation during 2019 included quarterly cash retainers for: independent directors at $12,500; board chair additional retainer at $14,750; meeting fees requiring overseas travel at $3,000; non-chair committee members ranging from $1,250 to $1,500 based on the service commitment required by each standing committee; the Audit Committee chair at $5,750, the Compensation Committee chair at $4,000, and the Corporate Governance and Nominating Committee chair at $3,750.

Annually, the Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. The Compensation Committee reviews peer company market data supplied by its independent consultant, data obtained through the National Association of Corporate Directors and by considering the relative service demands of each service role on an annual basis and, in 2019, recommended no changes in board compensation.

The following table summarizes the compensation of each non-employee member of our Board in 2019:

Name (1)	Earned or Paid in Cash (2)	Stock Awards (3)	Total
James H. Browning	$ 117,117	$ 120,737	$ 237,854
Mattia Caprioli (4)	-	-	-
Ditlef de Vibe	60,411	120,737	181,148
Kevin Mulloy	62,764	120,737	183,501
Kevin J. O’Hara	67,764	120,737	188,501
Keith Olsen	67,117	120,737	187,854
Gail P. Smith	73,000	120,737	193,737
Brent K. Whittington	78,294	120,737	199,031

(1)

The non-employee directors listed above served as directors for all of 2019.  Our CEO is excluded from this table, as he received no compensation specifically related to his service on our Board.  His compensation is reflected in the Summary Compensation Table.

(2)	Amounts reflect quarterly retainers and fees for Board and committee service earned by the directors during 2019.
(3)

Reflects the aggregate grant date fair value for restricted units granted to each independent director in 2019 computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  As of December 31, 2019, each listed independent director, except Mr. Caprioli had 12,396 restricted unit awards outstanding. Mr. Caprioli had no outstanding awards.

(4)	Mr. Caprioli received no compensation from RigNet for his Board service pursuant to an agreement between the Company and KKR, our stockholder. Mr. Caprioli has been a member of KKR since 2001.

The table above reflects all compensation received by our independent directors during 2019.  The Company does not provide a pension plan for non-employee directors.

EXECUTIVE COMPENSATION

OUR EXECUTIVE OFFICERS

The following table provides information regarding our current executive officers.

Name	Age	Position with Our Company
Steven Pickett	56	Chief Executive Officer and President
Lee Ahlstrom	52	Senior Vice President and Chief Financial Officer
Errol Olivier	57	Senior Vice President and Chief Operating Officer
Brad Eastman	52	Senior Vice President and General Counsel
Brendan Sullivan	46	Chief Technology/Information Officer
James Barnett, Jr.	66	Senior Vice President of Government Services
Egbert Clarke	59	Senior Vice President, Global Operations
Edward Traupman	69	Senior Vice President and General Manager, Products and Services

Steven Pickett has served as our Chief Executive Officer and President since May 31, 2016. See his biographical summary presented earlier in this proxy statement under the heading “Governance – Director Nominees.”

Mr. Lee Ahlstrom has served as our Senior Vice President and Chief Financial Officer since August 20, 2018. Prior to joining the Company, Mr. Ahlstrom served as the Senior Vice President and Chief Financial Officer of Paragon Offshore, Ltd, a spin-off from Noble Corporation, from November 2016 to March 2018, and as Senior Vice President of Investor Relations and Planning from August 2014 to October 2016. Mr. Ahlstrom served as Noble Drilling’s Senior Vice President of Strategic Development from May 2011 to July 2014 and as the Vice President Investor Relations and Planning from May 2006 to July 2014. Mr. Ahlstrom received a Master and Bachelor degree from the University of Delaware. Mr. Ahlstrom served on the Board of the National Investors Relations Institute (NIRI) from 2014 until 2019 and holds the NIRI investor relations charter credential.

Errol Olivier has served as our Senior Vice President and Chief Operating Officer since January, 2020.  Prior to that, Mr. Olivier was self-employed as a consultant providing strategic advisory services since July 2015.  He served as President and Chief Executive Officer of MTN Satellite Communications, the leading global provider of communications, connectivity and content services to cruise line, maritime, super yacht and government services industries around the world from May 2011 until July 2015; and President, Chief Executive Officer, and Chairman of Broadpoint from March 2008 until June 2010.  Over a seventeen year tenure Mr. Olivier served in a number of roles at CapRock Communications, with the last five years as the President and Chief Operating Officer.  He also served as Chairman of VISTA ViaSat Users Group and member of the board of trustees of IWL Communications.  Mr. Olivier received an associate equivalent  degree in industrial electronics from the Louisiana Technical College (formerly known as T.H. Harris).

Brad Eastman has served as our Senior Vice President and General Counsel since October 30, 2017.  Prior to that, Mr. Eastman served as General Counsel of the Cameron Group of Schlumberger Limited following Schlumberger's acquisition of Cameron International in April 2016 until October 2017. Prior to the acquisition, Mr. Eastman served in various positions in the Cameron legal department, most recently as Vice President and Deputy General Counsel of Cameron International from June 2011 until April 2016.  Mr. Eastman also held leadership positions of Vice President, General Counsel and Corporate Secretary of Input/Output, Inc. and Vice President, Secretary and General Counsel of Quanta Services. Mr. Eastman received a Bachelor degree from the University of Texas at Austin and a Juris Doctorate from Harvard University.

Brendan Sullivan has served as our Chief Technology/Information Officer since May 30, 2017.  Prior to that, Mr. Sullivan served as the Executive Vice President of Global Technology and Operations for Vubiquity from September 2013 until October 2016, the Senior Vice President of IT, Engineering and Network for Digital Generation, Inc. from May 2009 until September 2013, and the Senior Director of Content Markets Application Development for Level 3 Communications from 2000 until 2009.  Mr. Sullivan also worked at Andersen Consulting. He received a Bachelor degree from Brown University.

James Barnett, Jr. has served as our Senior Vice President, Government Services since joining RigNet on January 7, 2019. Prior to joining the Company, Mr. Barnett served as the Chairman of the telecommunications group and Partner in the cybersecurity practice of Venable LLP from February 2013 to January 2019. Prior to that, Mr. Barnett was the Senior Vice President for National Security Policy at the Potomac Institute for Policy Studies from May 2012 until February 2013. From July 2009 until April 2012, Mr. Barnett served as Chief of the Public Safety and Homeland Security Bureau of the Federal Communications Commission (the “FCC”).  Mr. Barnett served as a surface warfare officer in the United States Navy, most recently as Deputy

Commander of the Naval Expeditionary Combat Command and retired as a Rear Admiral. Mr. Barnett holds a Bachelor degree and a Juris Doctorate from the University of Mississippi.

Egbert Clarke has served as our Senior Vice President, Global Operations since October 2019 and our Vice President of Global Supply Chain from September 2017 through October 2019.  Prior to joining RigNet, Mr. Clarke served as the leader of Global Business Development for CTDI from August 2013 until August 2017; and the Vice President of International Business for Telmar Network Technology from April 2010 until June 2013.  Mr. Clarke received a Master’s of Business Administration from the University of North Carolina and a Bachelor degree from Cornwall College.

Edward Traupman has served as our Senior Vice President and General Manager, Products and Services since April 2018 and our Vice President, Systems Integration since joining RigNet in November 2016 to April 2018.  Prior to that, he served as the Vice President and General Manager for Telmar Network Technology from January 2007 through February 2016.  Mr. Traupman has also served in various management positions with companies such as Carrius Technologies, Rapid5 Networks and DSC Communications.  He received a Master and Bachelor degree from Southern Methodist University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines RigNet’s executive compensation philosophy, objectives and processes and explains how the Compensation Committee of the Board (the “Compensation Committee” or “Committee”) made executive compensation recommendations to the Board in fiscal year 2019 for the named executive officers (“NEOs”) listed below:

Name	Position with Our Company
Steven Pickett	Chief Executive Officer and President

Lee Ahlstrom	Senior Vice President and Chief Financial Officer

Brad Eastman	Senior Vice President and General Counsel

EXECUTIVE SUMMARY

During 2019, our Compensation Committee took a fresh look at compensation across our organization.  In reassessing our executive compensation, our objectives were to:

•	Promote retention and reward achievement of long-term goals;
•	Address concerns that our NEOs are compensated at less than median compensation of our peers;
•	Address shareholder concerns regarding the low equity ownership of our executive officers;
•	Align the peer group to our customer base and strategy as a digitization partner for multiple industries;
•	Align performance metrics to Total Shareholder Return and Adjusted EBITDA results; and
•	Motivate early achievement and outperformance of performance goals.

In designing our executive compensation program our Compensation Committee also considered our business environment, long-term strategic plan, operational challenges to reposition from a provider of remote communications to the offshore drilling industry to a digitization partner for multiple industries, financial goals and potential for business acquisitions.

Although we did not consummate any acquisitions as originally anticipated, our operating performance dramatically improved throughout 2019, with revenue, EBITDA and Adjusted EBITDA improving every quarter.

We ended the year with:

•	fourth quarter revenue 11% greater than first quarter;
•	fourth quarter EBITDA more than 10 times that of first quarter; and
•	fourth quarter Adjusted EBITDA 42% greater than first quarter.

Despite these operational improvements, our officers were compensated below the first quartile in total compensation of our 2018 and 2019 peer groups.  Our CEO was compensated at less than half the median compensation of our 2018 and 2019 peer groups.  In engagements with several of our larger shareholders, we also heard concerns about the low equity ownership of our executives, resulting in part from previous incentive programs that required large acquisitions to meet the performance targets.  Acquisitions were not consummated; meaning a large majority of previous performance-based, at-risk grants expired with no value realized by our executives.  In addition, many of our executives are new to RigNet, with the NEO’s having an average tenure of under three years.

To better promote retention and continued focus on the long-term repositioning of the Company from a provider of remote communications to the offshore drilling industry to a digitization partner for multiple industries, we decided to institute a new LTIP in the fall of 2019, even though we had issued LTIP awards under our previous philosophy in March 2019.  The November 2019 LTIP awards will be in lieu of any March 2020 LTIP awards.  Additionally, we evaluated our peer group and made changes that we think better reflects our oil and gas customer base and our transformation into a digitization partner for multiple industries.  The new peer group used resulted in an approximate 18% decline in the median total direct compensation for the 2019 peer group versus the 2018 peer group.

Consistent with the past two years, the new LTIP plan included awards of RSUs for 40% of each officer’s target LTIP value, options for 10% of each officer’s restricted target LTIP, and PUs for the remaining 50% of the target LTIP value.  These PU awards are paid at the end of a three-year performance period upon achievement of performance goals and incorporate changes pursuant to the new compensation program including changing (1) the performance metrics to AEBITDA  and Total Shareholder Return, (2) subject to shareholder approval of Proposal three in this proxy, increased maximum payout for outperformance of the PUs from 250% to 500% of the target value, and (3) the potential for early vesting (but not payment) in the performance period based on early achievement of target or maximum performance.  The increased multiple in the PUs for performance between target and maximum was designed to generate a total compensation reward at slightly above the 75th percentile for maximum achievement of long-term goals.  Achievement at target for the PUs results in total compensation slightly above the first quartile.  We believe these payouts demonstrate our commitment to pay for performance since target performance results in total compensation below the median for our peer group.

We designed the November 2019 PU awards to reward growth in Adjusted EBITDA and Total Shareholder Return.  We believe that Adjusted EBITDA reflects the best measure of the underlying business performance and is how our lenders and large investors evaluate our business.  We include Total Shareholder Return as a metric to make sure that our executives are aligned with the long-term interests of our shareholders.

At the same time that we adopted the new LTIP in the Fall of 2019, we adopted our STIP for 2020.  Consistent with historical practices, the 2020 STIP awards revenue growth and Adjusted EBITDA performance based on our one-year operating plan approved by our Board of Directors in November 2019.  There were no changes in STIP target payouts for our named executives.  In order to focus our management on free cash flow generation, we added a supplemental STIP cash payout opportunity above the target payouts based on Free Cash Flow Less Debt Payments, which we define as Adjusted EBITDA, less capital expenditures, less any adjustments deducted from Net Income to determine Adjusted EBITDA that are actually paid in cash, less principal payments on our indebtedness.  Our STIP participants will share 20% of our Free Cash Flow Less Debt Payments above our budgeted goal for 2020.  The payments will be paid pro-rata to our STIP participants based on their STIP amount.  No supplemental payments will be earned if we do not achieve our 2020 STIP revenue and Adjusted EBITDA goals.

We believe that our new incentive plan will allow our executives to earn compensation near the median of our peer group, for outperformance.  We also believe that our new compensation program encourages retention because of the large payout potential.  Finally, we believe that our LTIP aligns the incentives of our executives with the long-term interests of our shareholders by focusing on Total Shareholder Return and growth in Adjusted EBITDA.  We do not have sufficient shares in the RigNet, Inc. 2019 Omnibus Incentive Plan to meet the obligations of our new incentive plan design.  We are requesting that stockholders approve additional shares for our 2019 Omnibus Incentive Plan in proposal three.  If this proposal does not pass, we will have to reconsider our compensation philosophy and redesign compensation program and potentially utilize cash to achieve compensation objectives.  If sufficient cash resources are not available, we will not be able to offer a STIP or LTIP and we could experience heightened turnover throughout the organization, seriously jeopardizing the progress we have made in growing and diversifying RigNet in spite of anemic industry conditions.

2019 Business Overview and Compensation Outcomes

RigNet executed on its long-term strategic plan repositioning from a provider of remote communications to the offshore drilling industry to a digitization partner for multiple industries.  While we did not consummate any business acquisitions, the Company demonstrated continued revenue and EBITDA growth through the introduction of new products to further diversify our business into adjacent remote communication markets and verticals.  The CEO and other NEOs leadership resulted in quarter over quarter growth while maintaining positive cash flow from operating activities.

When making annual compensation decisions, our Compensation Committee takes into consideration our business environment, the results of our operations and the competitive market for talent.  It also takes into account the way in which our executive compensation program is designed.  It is in this context that the Compensation Committee made the following key compensation decisions for 2019:

•	Increased base salaries between 2.5% and 3.0 % for our NEOs;
•	Reduced the maximum potential payout under the LTIP to 200.0% from 250.0%
•	Split annual long-term incentive award grants for all NEOs between performance units (50%), time-based restricted stock units (40%) and stock options (10%); and
•	Designed a new executive compensation program that was implemented in the Fall of 2019.

In summary, 2019 base salaries, STIP targets and payouts (after a 35% reduction in achieved amounts) LTIP targets and grant date fair values were as follows:

Name	Base Salary		2019 STIP				2019 LTIP
	2019	2018	Target	Computed Amount	Paid Amount	Shares Issued	Target	Grant Date Value
Steven Pickett	$507,831	494,700	100%	$601,339	$389,341	108,452	100%	$424,997
Lee Ahlstrom	360,500	350,000	85%	341,309	220,984	61,555	100%	399,866
Brad Eastman	309,000	300,000	50%	167,124	108,205	30,141	100%	257,731

During November 2019, to implement our new compensation program, we awarded the following LTIP grants related to our executive’s 2020 compensation:

	RSUs		Options		Performance Units
Name	Shares	Grant Date Value	Shares	Grant Date Value	Shares	Target Value
Steven Pickett	37,224	$ 216,271	16,871	$ 50,782	46,530	$ 270,339
Lee Ahlstrom	26,425	153,529	11,977	36,051	33,031	191,910
Brad Eastman	22,650	131,597	10,266	30,901	28,312	164,493

Influence of Say on Pay Results and Engagement on Executive Compensation Decisions

We and our Compensation Committee are attentive to the outcome of the stockholder “Say on Pay” vote.  At the Company’s 2019 annual stockholder meeting, over 92% of the total votes cast supported the executive compensation program. The Committee considered this a strong endorsement of its decisions and policies, as well as the overall design of RigNet’s current executive compensation program.  Our management reached out to holders of 86.85% of the outstanding shares and engaged with holders of 51.20% of the outstanding shares to solicit feedback on our executive compensation.  While the Committee did not make any substantive changes to the target percentages for cash and incentive compensation based on these inputs, we refined our long-term equity program to further align executive interests with our stockholders’ interests to grow long-term value, see “Long-Term Incentive Compensation” below.

WHAT GUIDES OUR EXECUTIVE COMPENSATION PROGRAM

Our Decision-Making Process

The Compensation Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent compensation consultant and executive management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed on our website, http://investor.rig.net/committee-details/compensation-committee.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the Committee are to:

•	develop RigNet’s compensation objectives and philosophy;
•	review and oversee the incentive compensation and equity plans;
•	review performance goals, objectives and policies relevant to CEO executive compensation;
•	make recommendations for Board approval of non-CEO executive officer compensation levels;
•	evaluate executive performance in light of established goals to recommend executive compensation levels;
•	review and make recommendations for Board compensation levels;

•	review and recommend compensation levels and awards under incentive compensation plans that are consistent with our compensation philosophy based on Company performance and individual contribution;
•	administer the stock ownership policy;
•	review and approve disclosures relating to compensation; and
•	oversee succession planning for the CEO and our NEOs.

The Compensation Committee may form and delegate its authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee must report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

The Compensation Setting Process

Our Compensation Committee holds regularly scheduled meetings, which coincide with our Board meetings.  It also holds additional meetings as required to carry out its duties.  The Committee Chair works with management to establish each meeting agenda.  At its meetings, the Committee:

•	updates the Company’s compensation strategy and objectives;
•	considers changes in compensation elements for the upcoming year;
•	reviews and considers the composition of our peer companies and peer compensation study data;
•	reviews actual results compared to the pre-established performance metrics for the current year to determine annual STIP incentive awards for our NEOs and total awards authorized;
•	reviews equity awards;
•	reviews Company performance metrics under our incentive compensation plans for the upcoming year;
•	reviews Board performance and evaluates the compensation paid to our independent directors and makes recommendations for adjustments, if any, to the Board; and
•	reviews the performance of our CEO.

Role of Compensation Consultant

The Committee has the sole and direct authority to retain and terminate compensation advisors and to approve their fees.  All such advisors report directly to the Compensation Committee.  Pearl Meyer & Partners (“Pearl Meyer”) serves as the Committee's independent compensation consultant to assist the Committee in assessing and determining competitive compensation packages for our NEOs and directors.

In this capacity, Pearl Meyer has assembled information and recommendations regarding:

•	identification of an updated peer group of companies;
•	compensation trends in the telecommunication and oil and gas service industries;
•	use and structure of performance-based equity awards;
•	relative compensation for similarly-situated NEOs within peer group companies or other companies with revenues, transactions or growth trends comparable to the Company;
•

development of a new LTIP to implement our current compensation strategy of lower-than-market base pay and base plus bonus (total cash), with a more competitive package for superior performance in accordance with our pay for performance philosophy; and

•	relative compensation for similarly situated independent board directors of the peer group companies or other companies with revenues, transactions or growth trends comparable to our Company.

While the Committee relies on data provided by our independent compensation consultant or obtained through a subscription with Equilar, Inc., a provider of executive compensation information based on publicly available information contained in SEC filings, it also considers several other factors including:

•	performance of the executive;
•	historical compensation levels;
•	specific role the executive plays within our Company; and
•	changes in scope, roles and responsibilities.

The Role of the Peer Group, Benchmarking Data and Competitive Positioning

The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and competitive industry ― including companies that are structured similarly and serve our same industry customer base.  The overall purpose of this peer group is to provide a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies, and reviewing other compensation and governance-related topics that may arise during the year. The Committee reviews this data to help ensure we are providing competitive performance-based compensation.

With the assistance of Pearl Meyer, the Committee established the following peer group for purposes of setting compensation levels for 2019 that reflect changes in our strategy, customer base, industries served, and our size as a public company.

2019 Peer Companies

Aligned to the services we provide	Aligned to our customer base
Aerohive Networks, Inc.	Bristow Group, Inc.
Cogent Communications Holdings, Inc.	Flotek Industries, Inc..
8X8 Inc.	Forum Energy Technologies, Inc.
Five9, Inc.	ION Geophysical Corporation
Iridum Communications	Helix Energy Solutions Group
Kratos Defense & Security Solutions, Inc.	Parker Drilling Company, Inc.
KvH Industries, Inc.	TETRA Technologies Inc.
Q2 Holdings, Inc.	Unit Corporation
Sonus Networks, Inc.
SPS Commerce, Inc.

During 2019, Pearl Meyer also consulted with the Committee on the design of our new executive compensation program and related structure of performance-based awards.  They also assisted in developing a new group of peer companies considering our business environment, long-term strategic plan, operational challenges to reposition from a provider of remote communications to the offshore drilling industry to a digitization partner for multiple industries, and size.  The Company did not pay Pearl Meyer for any other services consistent with the Compensation Committee’s policy that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.  Pearl Meyer provided our Compensation Committee with a letter certifying their independence.

The following peer companies were utilized in November 2019 during implementation of our new executive compensation program.

Fall 2019 Peer Companies
8X8 Inc.	CalAmp Corp.
Carbonite, Inc.	CARBO Ceramics, Inc.
CSG Systems International Inc	Flotek Industries, Inc.
Gulf Island Fabrication, Inc.	Inseego Corp.
ION Geophysical Corporation	KvH Industries, Inc.
Nine Energy Service, Inc.	Ooma, Inc.
ORBCOMM, Inc.	Perficient, Inc.
Spok Holdings, Inc.	Synchronoss Technologies, Inc.
US Well Services, Inc.

When setting target direct compensation (base salary and target short and long-term incentive opportunities), the Committee considers the median of compensation paid to similarly situated executives of the companies comprising our peer group, as well as survey sources in Pearl Meyer’s database, without benchmarking against a specific percentile.  In addition, our NEOs can earn short-term or annual incentive bonus compensation based upon pre-established earnings and growth criteria, which are indicative of our pay-for-performance philosophy.  Through the STIP, as well as our long-term equity incentive plan, our NEOs have a significant portion of compensation “at risk” and accordingly have the potential for earning above the median of our peer group. “At risk” means, for the performance-based compensation programs, NEOs will not realize value unless they meet minimum performance goals, which are tied to Company financial, operational and strategic goals, which we believe closely correlate to long-term stockholder value creation, but can realize increased value if they exceed the target level of those performance goals.

Role of Chief Executive Officer in Executive Compensation Decisions

Our Compensation Committee seeks input from the CEO when discussing the performance and compensation levels of our NEOs other than himself.  Our CEO works with other senior executives to recommend changes to our compensation programs, prepare peer analyses, and suggest performance targets under those programs for our employees, including our NEOs, to assist the Compensation Committee in making and implementing its compensation decisions.  During 2019, our CEO provided recommendations to the Compensation Committee in connection with key employee (below officer level) retention and our incentive programs based on historical and planned Company performance.  The Compensation Committee reviewed management's recommendations and considered peer data, as well as the Company’s operating plan and budget, to recommend the specific performance goals and measures established within our 2019 and 2020 incentive compensation programs and awards, which were approved by the Board.

Our Executive Compensation Program

Our Compensation Philosophy

Our executive compensation program is designed to encourage our NEOs to focus on building long-term stockholder value, maximizing growth consistent with our strategic plan and delivering strong financial results.

Our compensation philosophy is grounded in the following guiding principles:

Pay for Performance

A significant portion of a NEO’s total compensation should be variable (“at risk”) and dependent upon the attainment of certain specific and measurable annual and long-term business performance objectives.

Shareholder Alignment	NEOs should be compensated through pay elements (base salaries, annual and long-term incentives) designed to create long-term value for our stockholders, as well as foster a culture of ownership.
Competitiveness

Target compensation should be set to ensure that compensation opportunities are at a level that is competitive with that being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Attraction and Retention	The executive compensation program should enable the Company to attract and retain highly talented people with exceptional leadership capabilities.

Elements of Compensation

Our compensation philosophy is supported by the following principal pay elements:

Base Salary	Cash (Fixed)	Allows us to attract and retain qualified candidates in a highly competitive market
Short-Term Incentive Plan (“STIP”)	Cash or Equity (Variable)	Provides additional compensation designed to support our pay-for-performance philosophy based on achievement of annual financial results and specific individual personal goals
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)

Performance and time-based awards link compensation to achievement of multi-year financial goals, incentivize retention and align executive interests with our stockholders’ interests of growth and total shareholder return

Determining the Amount of Each Element of Compensation for 2019

Base Salary

Our Compensation Committee reviews base salaries on an annual basis taking into consideration any changes in position or responsibilities.  We utilize base salary as the primary means of compensation for performing the essential elements of an executive’s job.  Base salaries approximate the median for our peer group, adjusted for each individual’s role, experience, proven skill sets, performance and potential, enabling us to attract and retain executives in competitive markets.

Mr. Pickett’s base compensation was increased by 2.7% to $507,831 over his 2018 base compensation. We evaluated his base compensation compared to other officer level personnel, considering his prior experience, and our compensation consultant’s materials obtained during 2019.  The increase recognized his service since joining the Company and provided a cost of living adjustment.  Messrs. Ahlstrom and  Eastman received base compensation increases of 3.0% during 2019.  The 2019 base compensation levels in place reflect market-based compensation and recognize each officer’s level of responsibility, current workload and past experience performing their duties.

Our NEOs’ annual base salaries at the end of 2019 and 2018 were as follows:

Name	Base Salary		Change
	2019	2018
Steven Pickett	$ 507,831	$ 494,700	2.7%
Lee Ahlstrom	360,500	350,000	3.0%
Brad Eastman	309,000	300,000	3.0%

Short-Term Incentive Compensation

Our NEOs are eligible for annual incentive bonuses through our STIP.  Awards may be paid in stock or cash during the next year after determination of whether financial goals have been achieved.  For 2019, we paid out STIP performance awards in 2020 in the form of RigNet common stock.

Award Opportunities. Under the STIP, each NEO is assigned a target opportunity expressed as a percentage of his base salary.  The STIP target award opportunities, when considered in connection with the established financial performance goals that must be achieved in order to earn the incentive compensation, provide our executive officers the potential to realize additional compensation.  The threshold, target and maximum award opportunities for each of our NEOs for 2019 is set forth below:

	STIP Award Opportunity (as a % of Current Base Salary)
Name	Threshold	Target	Maximum
Steven Pickett	25.0%	100.0%	250.0%
Lee Ahlstrom	21.3%	85.0%	212.5%
Brad Eastman	12.5%	50.0%	125.0%

For 2019, there were two categories of performance goals under the STIP:  (i) pre-determined Company-wide financial results   performance measures (50% weighting) and (ii) pre-established key personal and team objectives (50% weighting), based on STIP funding, which cannot exceed an annual STIP funding maximum for all employees as a group.

Financial Performance Metrics and Weightings. STIP funding is determined based on performance achieved against the following financial metrics:

Metrics	Weight	Threshold (1)	Definition
Management EBITDA(2) (a non-U.S. GAAP measure)	50.0%	90.0%	Adjusted EBITDA further adjusted based on budgeted exchange rates and other exceptional items, as approved by the Board.
Consolidated Revenue	50.0%	80.0%	Gross revenue, less credits and uncollectible billings, as reported in accordance with U.S. GAAP.
(1)	As a percentage of target
(2)	A reconciliation of Management EBITDA to Net Income is presented in Appendix A to this proxy statement.

Total STIP funding is based on actual performance against the annual Management EBITDA and Consolidated Revenue goals.  No STIP compensation is paid if the Company does not achieve the minimum threshold performance levels for both Management EBITDA and Consolidated Revenue and the maximum compensation that may be earned is 2.5 times target opportunities. However, individual payouts under the STIP cannot exceed an annual STIP funding maximum for all employees as a group.

This table summarizes the 2019 financial targets and actual results for all of the NEOs (dollars in millions).

Objective	Threshold (1) (90% / 80%)	Target (2) (100%)	Maximum (3) (125%)	Actual Result	Percentage of Target	Payout
Management EBITDA	$ 36.0	$ 40.0	$ 50.0	$ 41.7	104.3%	126.1%
Consolidated Revenue	200.7	250.9	313.6	242.9	96.8%	88.1%
(1)	Below the threshold of 80% for consolidated revenue or 90% for Management EBITDA, no STIP will be earned.
(2)

Performance at target results in the targeted STIP bonus being earned with proportional adjustment for performance between threshold and target results and proportional adjustment for performance between target and maximum results.

(3)	Performance is capped at a maximum achievement of 125.0% of the target, which would provide 2.5 times the target STIP bonus payout.

2019 Payout Results.  The 2019 STIP award formula multiplies 50.0% of an executive officer’s potential target award as a percentage of their current base salary, adjusted for partial-year employment, by the sum of (i) 50.0% of the consolidated Management EBITDA multiplier plus (ii) 50.0% of the consolidated revenue multiplier; and add to that the computed STIP award determined under individual performance.  Results between threshold and target or target and maximum are interpolated on a straight-line basis between those levels.

For 2019, the Board approved STIP results and calculated payouts for NEOs.  The Board reduced these calculated amounts by approximately 35% (i) to conserve shares available under our 2019 Omnibus Incentive Plan and our cash and (ii) to better align pay with our stock performance  The actual payout of STIP is reported in the “Non-Equity Incentive Plan Compensation” for 2019 in the Summary Compensation Table.  For 2019, STIP performance awards were paid out in 2020 in the form of RigNet stock.

Name	Company Achievement	Individual & Team Achievement	Computed Payout	Actual Payout	Shares Issued
Steven Pickett	107.1%	121%	$ 601,339	$ 389,341	108,452
Lee Ahlstrom	107.1%	108%	341,309	220,984	61,555
Brad Eastman	107.1%	102%	167,124	108,205	30,141

Long-term Incentive Compensation

Long-term incentive compensation is intended to enhance our ability to retain executive talent over a longer period of time, reward long-term efforts that enhance future value of the Company and provide executives with a form of reward that aligns their interests with those of our stockholders.  Our executives generally receive long-term incentive awards annually as the Compensation Committee determines consistent with the objectives described above.

Our 2019 Omnibus Incentive Plan permits the award of (i) incentive and non-qualified stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance stock, (vi) performance units, (vii) director awards (viii) annual cash incentive awards, (ix) cash-based awards, (x) substitution awards or (xi) other stock-based awards, as approved by the Board or its designated committee.  No further awards can be made under our previous plans.

During 2019, the Committee issued performance units, time-based restricted stock units and stock options to our executive officers.  The Committee believes these award types strike an appropriate balance between long-term operating results and leadership stability and best align our executives’ interests with those of our stockholders, as follows:

Objective	Award Type	Incentive for Compensation
Long-term stock appreciation	Stock Option	Stock price appreciation over seven years
Mid-term operating results	Performance Unit (“PU”)	Specific performance achievement over three years
Leadership Stability	Restricted Stock Unit (“RSU”)	Continued employment over three years

In 2019, the Compensation Committee established long-term incentive compensation targets as a percentage of base salary for each of our NEOs.  These targets were used to determine the value of the long-term incentive awards made to each executive.  In establishing each of the targets, the Compensation Committee considered, among other things, the data obtained from the compensation peer group study, recent negotiations related to changes in our leadership team, the role and responsibility of each executive, competitive factors, individual performance, the amount of stock-based equity compensation previously awarded to the executive, the non-equity compensation received by the executive, the total number of stock and option awards to be granted to all participants during the year and judgment of the Compensation Committee.  Outstanding RSU and Option awards have provisions that accelerate vesting upon termination following a change of control.

Each performance goal for the PUs has a specific threshold, target and maximum performance level resulting in payouts of 80.0%, 100.0% and 200.0%, respectively, with proportional adjustment for performance between each level.  Performance results are measured at the end of a three-year performance period.  The PUs vest upon completion of the three-year performance period, or sooner if an individual’s employment ceases due to retirement, death, or disability or following a change of control.

The PU components of our 2019 LTIP grants are designed to incentivize growth and financial performance over a three-year period.  The PUs granted in March 2019 to our NEOs, are contingent upon the achievement of specified performance metrics as shown below.  These awards generally become payable in 2022 based on achievement of the weighted performance metrics shown below, with payment amounts prorated for performance between the established levels.

	March 2019 PU Award Measures
Funding Metric	Threshold (1)	Target (2)	Maximum (3)
Total Revenue CAGR	4.0%	6.0%	8.0%
Average 3-year AEBITDA Margin	14.0%	16.0%	18.0%
Apps & IOT Revenue CAGR	17.0%	21.0%	25.0%
Performance Factor	80.0%	100.0%	200.0%

(1)	Below the threshold, no units will be earned.
(2)

Performance at target results in the targeted units being earned with proportional adjustment for performance between threshold and target results and proportional adjustment for performance between target and maximum results.

(3)	Performance is capped at the maximum and achievement of the maximum would result in two times the target units being earned.

The  performance factors for PU incentivize total revenue growth, profitability and growth in our Apps & IOT segment.  We believe these performance measures incentivize continued profitable growth of RigNet, particularly in our newer digitization efforts, at profitable margins.

For 2019, the Board approved the following performance achievement results and earned shares for the NEO’s outstanding PU awards.

Name	PU Target Shares			Performance Achievement
	2019 Award	2018 Award	2017 Award	2019 Award (1)	2018 Award	2017 Award	Earned Shares
Steven Pickett	n/a	3,389	3,720	n/a	0%	0%	-
Lee Ahlstrom	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Brad Eastman	n/a	2,096	n/a	n/a	0%	n/a	-
(1)	2019 PU achievement can only be computed at the end of the three-year performance cycle ending on December 31, 2021.

2019 Fall Awards

During 2019, Pearl Meyer assisted the Committee in developing a new peer group for purposes of setting compensation levels for 2020, reflecting changes in our strategy, the industry, and our size as a public company. The peer companies listed on page 21 were selected because they are companies similar in financial and human capital size, and serve the geographies and customer bases in which we operate and compete.

During November 2019 in connection with the implementation of our new incentive plan, our NEOs were granted RSU, option and PU awards designed to incentivize performance during 2020 and beyond.  The PUs will be paid at the end of a three-year performance period payable in 2023 based on achievement of metrics including Adjusted EBITDA and Total Shareholder Return.  If the Company achieves Target or Maximum performance in any year, then the shares are vested, but not paid until the end of the performance period.   The performance criteria for these awards are set forth below:

	November 2019 PU Award Measures (In Millions, except per share amounts)
Funding Metric	Threshold (1)	Target (2)	Maximum (3)(4)
Stock Price Target (5)	$8.19	$10.91	$21.83
AEBITBA for 2020 Performance Period	n/a	$42.2	$50.6
AEBITBA for 2021 Performance Period	n/a	$52.6	n/a
Aggregate AEBITDA for Performance Periods 2020-2021	n/a	n/a	$113.8
AEBITDA for 2022 Performance Period	n/a	$60.2	n/a
Aggregate AEBITDA for Performance Periods 2020-2021	$139.5	$155.0	$186.0
(1)	Below the threshold, no units will be earned.
(2)

Performance at target results in the targeted units being earned with proportional adjustment for performance between threshold and target results and proportional adjustment for performance between target and maximum results.

(3)	Performance is capped at the maximum and achievement of the maximum would result in five times the target units being earned.
(4)	Share awards above target level are conditional on stockholder approval of proposal three below.
(5)	Stock price achievement is measured as average price for the thirty (30) trading days ending on November 15 in each year in the performance period.

No additional equity awards were granted in March 2020.  For 2020, the STIP and LTIP target percentages for our NEOs remained unchanged compared to 2019.

Nondiscriminatory Health and Welfare Benefits

Our benefits, such as our basic health benefits, short-term and long-term disability, life insurance, and accidental death and dismemberment insurance are intended to provide a stable array of support to executives and their families throughout various stages of their careers, and these core benefits are provided to all employees based on the regional programs regardless of their individual performance levels.  All U.S. employees have the option to participate in the 401(k) plan.  The Company matches employee contributions based on 100.0% of the first 3.0% and 50.0% of the next 2% of an employee’s contributions, up to the maximum permitted by law.  Employee elective deferrals and employee matching contributions are immediately vested and non-forfeitable upon contribution to the 401(k) plan.

Perquisites

Consistent with the Compensation Committee's strategy, no perquisites or other personal benefits are expected to exceed $10,000 annually for any of our named executive officers.

Tax and Accounting Implications

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.  While we consider the applicable accounting and tax treatment of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Deductibility of Compensation and Tax Obligations

Our Compensation Committee does not have any policies concerning the payment of tax obligations on behalf of our employees.  We are required by law to withhold a portion of every compensation payment we make to our employees. In the case of noncash compensation, that means either (i) we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities, (ii) the employees make a cash payment directly to us in lieu of our withholding a portion of the noncash compensation or (iii) we withhold a portion of cash compensation payments equal to the tax owed and pay cash to the appropriate tax authorities.  All payments to or on behalf of our employees, including tax payments, are considered compensation and are evaluated by our Compensation Committee as part of our overall compensation packages.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for taxable years beginning after December 31, 2018.  As a result, compensation paid to our executive officers in excess of $1 million may not be deductible unless it qualifies for certain transition relief.  While the Company will monitor guidance and developments in this area, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Accounting for Stock-Based Compensation

We account for stock-based payments for all awards under our 2019 Omnibus Incentive, 2010 Omnibus Incentive and the 2006 Long-Term Incentive Plans in accordance with the requirements of ASC Topic 718, subtopic 10, section 10, Stock Compensation.  The Compensation Committee reviews stock compensation grant date value in connection with granting equity awards.

Risk Assessment of Compensation Programs

We review our compensation programs company-wide to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business.  We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not to incentivize them to do so in a way that poses unnecessary or excessive material risk to us.  For example, the STIP and our LTIP, which are our two primary performance-based compensation programs, balance each other by providing compensation that rewards short-term and long-term performance.  The STIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allowing the Compensation Committee to approve the final amount of all payments, while the long-term incentive awards include both (i) time-based equity awards that have vesting schedules to encourage a focus on long-term growth and that support management retention and (ii) performance-based awards to incentivize and reward long-term performance.  In addition, we have various policies, such as our clawback, anti-hedging and executive equity ownership policies that are designed to discourage undue risk-taking or manipulation of results.

Clawback Policy

The Company has a clawback policy for the recoupment of incentive-based compensation from current or former executive officers and such other senior executives and employees (“Covered Executives”) under certain circumstances following a restatement of the Company’s financial statements. Under the clawback policy, the Company may recover from Covered Executives short and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and/or performance units (“incentive compensation”). The clawback will include all incentive compensation in excess of the amounts or shares that would have been paid or distributed according to the financial statements, as restated.  The Company also requires, as a condition to the grant of any incentive compensation, a Covered Executive to agree in writing to abide by the terms of the clawback policy.

Policy Against Hedging

We prohibit our executive officers and directors from engaging in short-term or speculative transactions involving Company securities, including activities involving short selling our securities, hedging their ownership in our securities by the purchase or sale of options of any kind, whether puts, calls or other derivative securities, purchasing of Company securities in the open market on margin or pledging securities against loans or similar arrangements.

Stock Ownership Policy

We require our executives to hold a significant equity interest in the Company through our stock ownership policy, which requires certain executives and directors to hold shares with a value (at the greater of cost or market) equal to a multiple of their base salary or annual retainers.  Our CEO is required to hold equity shares of our Company with a minimum aggregate value equal to four (4) times annual base salary and our CFO and all other executive officers are required to hold equity shares of our Company with a minimum aggregate value equal to two (2) times their respective annual base salary.  Non-employee Board members are required to hold equity shares of our Company with a minimum aggregate value equal to three (3) times their annual Board retainer.  Each executive officer and director must attain the applicable stock ownership level by November 3, 2021, or the fifth anniversary of his or her becoming subject to the policy, whichever shall be the later to occur.  To ensure covered individuals make continuous progress towards their respective stock ownership levels, they must own 25% of their total applicable stock ownership level by the end of the second fiscal year after becoming subject to the policy, 50% by the end of the third fiscal year, 75% by the end of the fourth fiscal year and 100% by the end of the fifth fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer,  and our General Counsel for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Steven Pickett	2019	$ 504,852	$ -	$ 861,355	101,034	$ 389,341	$ 3,805	$ 1,860,387
Chief Executive Officer and	2018	492,275	-	440,769	59,912	711,548	261,933	1,966,437
President
Lee Ahlstrom (4)	2019	358,077	-	709,750	71,606	220,984	13,769	1,374,186
Senior Vice President & Chief	2018	127,885	-	-	-	170,200	-	298,085
Financial Officer
Brad Eastman	2019	306,923	-	523,348	61,375	108,205	11,802	1,011,652
Senior Vice President &	2018	300,000	-	272,643	37,057	204,723	11,654	826,077
General Counsel

(1)

Reflects the aggregate grant date fair value for stock and option awards computed in accordance with FASB ASC Topic 718.  Assumptions used in the determination of these amounts which represent grant date fair value are included in Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)

Non-equity incentive plan compensation reflects the Board approved STIP payout amounts as reviewed by the Compensation Committee based on the achievement of performance metrics under our STIP program for the year.  These amounts are paid in the year following the year in which they were earned. The Board determines annually if these bonuses are to be settled in cash or shares of stock.  For 2018 and 2019, the amounts were settled in immediately vested stock awards – see the table on page 24 under “2019 Payout Results”.

(3)

Other compensation represents compensation benefits provided for in employment agreements and other company-wide benefit programs.  Benefits in 2019 for all NEOs include 401(k) match on employee contributions limited to 4.0%, if the employee contributes at least 5.0%. Other compensation also includes relocation and related costs in 2018 for Mr. Pickett of $255,288.

(4)	Mr. Ahlstrom joined the Company on August 20, 2018 and began participating in the Company’s STIP plan in 2018, on a prorated basis.

Employment Agreements

Mr. Pickett

The Company has an agreement to employ Mr. Pickett as a Chief Executive Officer and President.  His initial annual base salary was set at $485,000, subject to increases from time to time.  Under the agreement, if the Company terminates Mr. Pickett’s employment without “cause” (other than for death or disability), the Company, or its successor, terminates Mr. Pickett on or within two years after a “change of control event,” as defined in the Treasury Regulations issued under Section 409A of the Code, or Mr. Pickett terminates his employment for “good reason”, he is entitled to receive i) a lump sum cash severance in an amount equal to two times his then annual base salary and target bonus for the period in which the termination occurs; ii) COBRA premiums for up to 18 months, with such premiums paid to Mr. Pickett on a fully grossed-up after-tax basis, if necessary, for Mr. Pickett not to be subject to tax under Section 105 of the Internal Revenue Code; and iii) the immediate vesting of the Signing Bonus stock options (as defined in the agreement).  In addition, if Mr. Pickett’s employment terminates without “cause”, for “good reason” within two years of a “change of control” or due to death or disability, all outstanding unvested equity awards other than performance units shall automatically vest in full not withstanding anything in the award to the contrary and shall remain exercisable for the full term of the applicable award.  If, after a change of control, the successor does not assume or continue such equity award, such award shall automatically vest in full on the date of the change of control.

If Mr. Pickett’s termination is due to death or disability or he resigns without good reason, he would be entitled to, in addition to vesting of equity awards as discussed above, all unpaid salary, unused vacation, and certain business expenses.

In addition, Mr. Pickett is subject to restrictive covenants of noncompetition and non-solicitation for a period of 24 months from his termination date.

Under the agreement, “cause” is defined as any of the following: (i) Mr. Pickett’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Mr. Pickett of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) intentional misconduct by Mr. Pickett that is materially injurious to us (monetarily or otherwise); (iv) Mr. Pickett’s breach of any confidentiality, noncompetition or non-solicitation obligations to the Company; (v) commencement by Mr. Pickett of employment with an unrelated employer; (vi) material violation by Mr. Pickett of any of our written policies, including but not limited to any harassment and/or non-discrimination policies; and (vii) Mr. Pickett’s gross negligence in the performance of his duties.  Mr. Pickett would not be deemed to have been terminated for cause under clauses (ii) through (vii) above unless the determination of whether cause exists is made by a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Mr. Pickett, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Mr. Pickett and an opportunity for Mr. Pickett, together with Mr. Pickett’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for cause) finding that, in the good faith opinion of the Board, Mr. Pickett was guilty of conduct constituting cause and specifying the particulars thereof in detail.

Under the agreement, “good reason” means (i) a material adverse change in Mr. Pickett’s position, authority, duties or responsibilities, (ii) a reduction in Mr. Pickett’s base salary or the taking of any action by us that would materially diminish the annual bonus opportunities of Mr. Pickett, (iii) the relocation of our principal executive offices by more than 50 miles from where such offices are located on the first day of employment or Mr. Pickett being based at any office other than our principal or hemisphere management executive offices, except for travel reasonably required in the performance of Mr. Pickett’s duties, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

If Mr. Pickett terminates employment for “good reason”, he shall provide written notice within 45 days of the occurrence of any such reduction, failure, change or breach upon which Mr. Pickett intends to base his resignation, and we shall have 45 days to remedy the reduction, failure, change or breach.  If such reduction, failure, change or breach is not remedied, Mr. Pickett must terminate his employment within 120 days of occurrence of the condition for the termination to be considered “good reason”.

A “Change of control” shall have the same meaning as defined in Section 409A of the Internal Revenue Code.  Under the agreement, “disability” means Mr. Pickett is (i) unable to perform substantially his duties for us with or without reasonable accommodation as a result of physical or mental impairment that is reasonably expected to last twelve months, as supported by a written opinion from Mr. Pickett’s physician and is (ii) receiving long-term disability benefits from our insured long-term disability plan.

Mr. Ahlstrom

We entered into an offer letter agreement with Mr. Ahlstrom, effective on August 20, 2018.  In that agreement, we agreed to employ Mr. Ahlstrom as a Chief Financial Officer with a starting salary of $350,000, subject to increase from time to time, and annual short-term and long-term incentive target bonuses of 85.0% and 100.0% of base salary, respectively. During 2019, Mr. Ahlstrom’s severance benefits were changed that if Mr. Ahlstrom were being terminated without “cause” or the employee terminates his employment with us for “good reason” within two years on or after a “Change of Control”, he is entitled to (i) twelve months of salary continuation; (ii) a pro-rated amount equal to the annual bonus at target that would have been paid had the employee remained employed through the end of the calendar year in which his employment terminates; and (iii) COBRA coverage for up to 12 months with the employee responsible for the employee portion of such coverage.

The terms of “cause” and “change of control” are defined consistently with the same definition of those same terms described under Mr. Pickett’s section above. "Good reason" is defined as any of the following: (i) a material adverse change in the executive’s position, authority, duties or responsibilities, (ii) a reduction in the executive’s base salary or the taking of any action by us that would materially diminish the annual bonus opportunities of the executive, (iii) the relocation of our principal executive offices by more than 50 miles from where such offices are located on the first day of employment or the executive being based at any office other than our principal or hemisphere management executive offices, except for travel reasonably required in the performance of the executive’s duties, or (iv) the failure of a successor to us to assume the agreement.  Mr. Ahlstrom would also receive “change of control” benefits in connection with outstanding equity awards pursuant to the provisions within our 2019 and 2010 Omnibus Incentive Plans, as amended.  In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Eastman

We entered into an offer letter agreement with Mr. Eastman, effective on September 11, 2017.  In that agreement we agreed to employ Mr. Eastman as our Senior Vice President & General Counsel, with a starting salary of $300,000, subject to increase from time to time, and annual short-term and long-term incentive target bonuses of 50% and 100% of base salary, respectively.  During 2019, Mr. Eastman’s severance benefits were changed that if Mr. Eastman were being terminated without “cause” or the employee terminates his employment with us for “good reason” within two years on or after a “Change of Control”, he is entitled to (i) twelve months of salary continuation; (ii) a pro-rated amount equal to the annual bonus at target that would have been paid had the employee remained employed through the end of the calendar year in which his employment terminates; and (iii) COBRA coverage for up to 12 months with the employee responsible for the employee portion of such coverage. The terms of “cause,” “good reason” and “change of control” are defined consistently with the same definition of those same terms described under Mr. Ahlstrom’s section above.  Mr. Eastman would also receive “change of control” benefits in connection with outstanding equity awards pursuant to the provisions within our 2019 and 2010 Omnibus Incentive Plans, as amended.  In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

Name	Option Awards					Stock and Unit Awards
	Number of Securities Underlying Unexercised Options - Exercisable (1)	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Number of Securities that have not Vested (1)		Market Value of Securities that have not Vested (2)	Incentive Unit Awards
									Number of Securities that have not Vested (3)	Market Value of Securities that have not Vested (2)
Steven Pickett	75,000	25,000	(4)	$ 12.60	5/27/26	3,930	(4)	$ 25,935	7,269	$ 47,975
	2,097	6,294	(6)	$ 13.50	3/7/25	6,202	(5)	40,933	15,607	103,006
	-	6,329	(7)	$15.06	3/20/26	10,168	(6)	67,107	13,210	87,186
	-	16,871	(8)	$ 5.77	11/25/26	16,508	(7)	108,952	46,530	307,098
						37,224	(8)	245,678
Lee Ahlstrom	-	4,478	(7)	$15.06	3/20/26	11,680	(7)	77,088	9,346	61,684
	-	11,977	(8)	$ 5.77	11/25/26	26,425	(8)	174,405	33,031	218,005
						10,309	(9)	68,039
Brad Eastman	1,297	3,893	(6)	$ 13.50	3/7/25	6,290	(6)	41,514	9,653	63,710
	-	3,838	(7)	$15.06	3/20/26	10,011	(7)	66,073	8,011	52,873
	-	10,266	(8)	$ 5.77	11/25/26	22,650	(8)	149,490	28,312	186,859
(1)

The option and stock awards prior to 2019 reflected in the table above generally vest as to one-fourth of the total number of shares on the first, second, third, and fourth year anniversary of the date of award or first vesting date specified in the award agreement.  Awards issued in 2019 vest as to one-third of the total number of shares on the first, second, and third year anniversary of the date of award or first vesting date specified in the award agreement

(2)	Based on the closing price of our common stock on December 31, 2019 of $6.60.
(3)

Incentive unit awards represent the target units to be awarded for the achievement of target performance thresholds over a three-year period, and are payable on July 1st following the final performance period, or sooner if an individual’s employment ceases due to retirement, death, disability or change of control.  Awards have maximum potential payout of 300%, 250% or 500% for 2018, March 2019 and Fall 2019 awards, respectively.

(4)	The date of the award was June 2, 2016, with the initial one-fourth vesting on May 31, 2018 and one-fourth annually thereafter.
(5)	The date of the award was March 15, 2017, with the initial one-fourth vesting on March 19, 2018 and one-fourth annually thereafter.
(6)	The date of the award was March 7, 2018, with the initial one-fourth vesting on March 7, 2019 and one-fourth annually thereafter.
(7)	The date of the award was March 20, 2019, with the initial one-third vesting on March 20, 2020 and one-third annually thereafter.
(8)	The date of the award was November 25, 2019, with the initial one-third vesting on November 25, 2020 and one-third annually thereafter.
(9)	The date of the award was May 7, 2019, with the initial one-third vesting on May 7, 2020 and one-third annually thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which an executive officer's employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his or her term of employment. Such amounts include:

•	earned, but unpaid base salary;
•	unused vacation pay; and
•	amounts contributed and vested through our 401(k) plan (including any Company matching contributions).

If provided for in the executive’s employment agreement and their separation is the result of death or disability, the executive or his or her estate shall receive the above benefits, any long-term disability benefits and certain unvested equity awards shall immediately vest and become exercisable.

The employment agreements with each of our executives also provide certain benefits if their employment is terminated under various circumstances.  See above under “Employment Agreements” for a description of those circumstances and the benefits to which the NEOs are entitled.

Excise Taxes

For all NEOs if any benefits payable or otherwise provided under each named executive officer's employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), we will not pay or otherwise reimburse the executive for such Excise Tax and any related taxes, fees or penalties thereon.

Quantification of Payments on Termination

The chart below reflects the amount of compensation payable to each of our NEOs in the event of termination of such executive's employment pursuant to his employment agreement and our stock compensation plans.  The amount of compensation payable to each executive officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below.  The amounts shown are calculated assuming that such termination was effective as of December 31, 2019, and thus include amounts earned through such time (other than amounts payable pursuant to our 401(k) plan) and are estimates of the amounts, which would be paid out to the executives upon their termination.  The actual amounts to be paid out may only be determined at the time of the executive’s actual separation from us.

During 2019, the Board approved changes to NEO severance benefits as discussed above under “Employment Agreements”.

Post-Employment Compensation Table

Name	Severance Payment	Early Vesting of Equity Awards (1)	Health & Welfare Benefits (2)	Total Benefit
Steven Pickett
Change of Control	$ 2,080,188	$ 615,106	$ 61,538	$ 2,756,833
Other than Cause or for Good Reason (3)	2,080,188	615.106	61,538	2,756,833
Disability or Death	48,864	615,106	-	663,936
Lee Ahlstrom
Change of Control	365,873	196,683	6,426	580,791
Other than Cause or for Good Reason (3)	365,873	12,337	6,426	396,445
Disability or Death	29,519	-	-	17,710
Brad Eastman
Change of Control	323,262	197,702	6,245	512,947
Other than Cause or for Good Reason (3)	323.262	39,691	6,245	354,936
Disability or Death	39,691	-	-	39,691

(1)See the table of Outstanding Equity Awards as of December 31, 2019 presented earlier in this section of this proxy statement.

(2)This column includes any applicable COBRA premiums paid for the executive and agreed upon outplacement services.

(3)Termination assumes there has not been a change of control event within the prior two years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Kevin O’Hara, Chair

Ditlef de Vibe

Brent Whittington

This Report of the Compensation Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 9, 2020, the number of shares beneficially owned by: (i) each person who is known to us to beneficially own more than 5.0% of the Company’s common stock; (ii) the current directors and nominees of our Board; (iii) each named executive officer included in the Summary Compensation Table; and (iv) all current directors and executive officers as a group.  As noted in the footnotes to the table below, we obtained certain information in the table from filings made with the SEC.  Unless otherwise noted in the footnotes to the table below, to our knowledge each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power.  Unless indicated in the footnotes below, the address of each beneficial owner is c/o RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.

Except as otherwise noted in the table below, we calculated the percentage of shares outstanding based on 19,982,473 shares of common stock outstanding on March 9, 2020.  In accordance with SEC regulations, we also include (i) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 9, 2020, and (ii) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of March 9, 2020.  Those shares are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership Table

Directors / Nominees	Stock	Total	%	All Executive Officers	Stock	Total	%
James H. Browning (1)	38,055 Ŧ	50,451	*	Steven Pickett (2)	63,200 Λ	222,445	1.1%
Mattia Caprioli	- Ŧ	-	*	Lee Ahlstrom (3)	6,639 Λ	51,483	*
Ditlef de Vibe (1)	29,845 Ŧ	42,241	*	Brad Eastman (4)	15,012 Λ	46,201	*
Kevin Mulloy (1)	12,804 Λ	25,200	*	Brendan Sullivan (5)	11,837 Λ	37,954	*
Kevin O’Hara (1)	46,540 Ŧ	58,936	*	Edward Traupman (6)	17,349 Λ	40,314	*
Keith Olsen (1)	25,114 Λ	37,510	*	James A. Barnett Jr (7)	1,481 Λ	14,647	*
Gail P. Smith (1)	8,417 Λ	20,813	*	Egbert Carver Clarke (8)	8,090 Λ	25,054	*
Brent K. Whittington (1)	40,455 Ŧ	52,851	*
				All Directors and Executives	Stock	Total	%
5% Beneficial Owners	Stock	Total	%	As a group (15 persons)	324,838	725,100	3.5%
Digital Oilfield Investments LP (9)	5,000,254	5,000,254	25.0%	Ŧ Meets or exceeds executive equity ownership requirements
FMR LLC (10)	2,947,753	2,947,753	14.8%	Λ Within transition period for equity ownership requirements
ArrowMark Colorado Holdings LLC (11)	2,828,399	2,828,399	14.2%	* Less than 1%

(1)	Includes 12,396 restricted stock units, which are exercisable or vest within 60 days of March 9, 2020.
(2)

Includes 108,452 shares issued March 11, 2020 for the 2019 STIP payout, less 42,503 shares withheld for taxes; 81,304 shares of stock subject to options and 11,992 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(3)

Includes 61,555 shares issued March 11, 2020 for the 2019 STIP payout, less 24,673 shares withheld for taxes; 1,492 shares of stock subject to options and 6,470 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(4)

Includes 30,141 shares issued March 11, 2020 for the 2019 STIP payout, less 8,260 shares withheld for taxes; 3,874 shares of stock subject to options and 5,434 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(5)

Includes 29,750 shares issued March 11, 2020 for the 2019 STIP payout, less 8,332 shares withheld for taxes; 1,949 shares of stock subject to options and 2,750 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(6)

Includes 17,949 shares issued March 11, 2020 for the 2019 STIP payout, less 5,322 shares withheld for taxes; 5,184 shares of stock subject to options and 4,154 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(7)

Includes 17,763 shares issued March 11, 2020 for the 2019 STIP payout, less 6,289 shares withheld for taxes; 469 shares of stock subject to options and 1,223 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(8)

Includes 19,055 shares issued March 11, 2020 for the 2019 STIP payout, less 5,650 shares withheld for taxes; 1,472 shares of stock subject to options and 2,087 restricted stock units, which are exercisable or will vest within 60 days of March 9, 2020.

(9)

Based on Form 4 filed with the SEC on August 31, 2018, the 5,000,254 shares of common stock are held directly by Digital Oilfield Investments LP, a wholly owned subsidiary of Kohlberg Kravis Roberts & Co.  As disclosed, each of Digital Oilfield Investments GP Limited, KKR European Fund III Limited Partnership, KKR Associates Europe III Limited Partnership, KKR Europe III Limited, KKR Fund Holdings L.P., KKR Group Holdings Corp., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Holdings GP Limited, KKR Management LLC, KKR & Co, Inc., Henry R. Kravis and George R. Roberts have voting and dispositive power over all the securities held directly by Digital Investments LP and may be deemed to be the beneficial owner of the securities held directly by Digital Oilfield Investments LP, and each disclaims beneficial ownership of the securities.  The address of each such beneficial owner (except Mr. Roberts) is c/o Kohlberg Kravis Roberts & Co. L. P., 9 West 57th Street, Suite 4200, New York, NY 10019.  The address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L. P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA  94025.

(10)

Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 7, 2020, FMR LLC (“FMR”) reported that it, Abigail P. Johnson and members of the Johnson family have sole voting power over 134,600 shares, shared power to vote and dispose of none of the shares, and sole dispositive power as to 2,947,753 shares.  Abigail P. Johnson is a director, the Chair, and the Chief Executive Officer of FMR.  Members of the Johnson family, including Abigail P. Johnson, directly or through trusts represent 49.0% of the voting power of FMR, and have entered into a voting agreement with other shareholders forming a controlling group with respect to FMR, LLC. The Schedule 13G further states neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under or advised by Fidelity Management & Research Company (FMR Co), a wholly owned subsidiary of FMR.  The address for each such beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.

(11)

Based on Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2019, ArrowMark Colorado Holdings LLC, formerly Asset Management, LLC reported that it has sole dispositive and voting power as to all such shares. The address for ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

DELIQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our NEOs and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership concerning our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file.  Based solely upon our review of the Section 16(a) filings that have been received by us and representations made to us by our executive officers and directors, we believe that all filings required to be made under Section 16(a) during 2019 were made timely.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below sets forth the following information as of the end of December 31, 2019 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders	239,247	$ 22.09	579,593
Equity compensation plans not approved by security holders	-	-	-
Total	239,247	$ 22.09	579,593

(1)

Represents shares available under the RigNet, Inc. 2019 Omnibus Incentive Plan, as amended.  No additional shares will be awarded under the 2010 Omnibus Incentive Plan, as amended or the 2006 Long-Term Incentive Plan.

In addition to our 2019 Omnibus Incentive Plan, we maintain the RigNet, Inc. 2010 Omnibus Incentive Plan and the 2006 Long-Term Incentive Plan, which were approved by our stockholders.  We do not maintain any equity compensation plans that have not been approved by our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kohlberg Kravis Roberts & Co. L.P.

The Company has a reseller arrangement with Darktrace, which is an artificial intelligence company in cybersecurity that is partially owned by Kohlberg Kravis Roberts & Co. L.P. (KKR). KKR is a significant stockholder of the Company. Under the arrangement, the Company will sell Darktrace’s cybersecurity audit services with the Company’s cybersecurity offerings.  In the years ended December 31, 2019 and 2018, the Company purchased $0.1million and $0.1 million, respectively from Darktrace in the ordinary course of business.

Vissim AS

Vissim AS is now a vendor following a competitive request for quote from RigNet in the ordinary course of business. A customer specified Vissim AS by name as a provider for an SI project. Vissim AS is 24% owned by AVANT Venture Capital AS. AVANT Venture Capital is owned by and has as its chairman of its board one of our board members. In the years ended December 31, 2019 and 2018, the Company purchased $0.8 million and none, respectively from Vissim AS in the ordinary course of business.”

Review and Approval of Related Party Transactions

Under our Policy Governing Related Person Transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us.  In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel, who then reviews and summarizes the proposed transaction for our Audit Committee.  Pursuant to its charter, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors.  In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.  Our Audit Committee will determine whether to approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.  A copy of our Code of Ethics and Business Conduct and Audit Committee charter may be found through links at our corporate website https://investor.rig.net/governance.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations for the 2021 Annual Meeting

Any stockholder who intends to present a proposal for inclusion in our 2021 proxy statement and form of proxy must submit the proposal, in writing, so that our Corporate Secretary receives it at our principal executive offices, located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947, by December 8, 2020, which is 120 days prior to the one-year anniversary of the date this proxy statement is being sent to our stockholders.  Any stockholder who wishes to bring a proposal or nominate a person for election to our Board at the 2021 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between January 7, 2021 and February 5, 2021, which is 90 to 120 days prior to the one-year anniversary of the upcoming annual meeting.  In addition, our stockholders must comply with the requirements of the SEC related to nominations and stockholder proposals and the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC or available on our website at http://investor.rig.net/amended-and-restated-bylaws-0.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director (which is separate from simply recommending someone to be considered by our Corporate Governance and Nominating Committee for inclusion on the Company’s slate of directors) or to propose other business to be considered at one of our annual meetings of stockholders, that stockholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Exchange Act.  The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting.  The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting.  In addition, if the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement.  These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•

all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him or her, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•

a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

•

a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of the Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our Policy Governing Director Qualifications and Nominations, and that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;
•	the reasons for conducting such business at the annual meeting;
•

the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

•	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•

a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
—	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any,
—	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner,
—

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any,

—

any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities,
—	any short interest in any of our securities,
—	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares,
—

any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and

—

any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household.  All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the Annual Meeting to disclose such ownership as of the record date, 10 days before the Annual Meeting date, and immediately prior to the commencement of the Annual Meeting, by delivery of such supplemented information to our Corporate Secretary.  Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Where You May Find More Information About Us

We file annual, quarterly and current reports and proxy statements with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov.  We maintain a website at http://investor.rig.net/financial-information/sec-filings, where we post our SEC filings.  All references to websites included herein are inactive textual references and nothing contained on any such websites shall be deemed incorporated by reference into this proxy statement.

You may request copies of our filings, including any documents incorporated by reference in this proxy statement as described below, without charge, by calling our Investor Relations representative at 281-674-0100 or write to Investor Relations, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting.  If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the Annual Meeting.  We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

Householding

SEC rules allow us, subject to certain conditions, to send only one proxy statement and annual report or notice to two or more shareholders who share the same last name and address. This “householding” rule provides greater convenience for our shareholders and cost savings for us by reducing the number of duplicate documents that households receive. Also, this allows us to be more environmentally friendly by reducing the unnecessary use of materials. Please note that each shareholder will continue to receive a separate proxy card, which will allow each individual to vote independently. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling RigNet Investor Relations at 281-674-0100 or by writing to our Corporate Secretary at RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947 and the Company shall promptly deliver our annual report or proxy statement to you.  A shareholder may also request that only a single copy be sent to a household by the same method.

Shareholders who wish to revoke consent to householding so each shareholder at their address can receive an individual copy of our proxy statement and annual report in the future may call Broadridge Investor Communication Services toll free at 1-866-540-7095 or write to Broadridge Investor Communication Services, Householding Department, 51 Mercedes Way Edgewood, New York 11717.

OTHER MATTERS FOR 2020 ANNUAL MEETING

As of the date of this proxy statement, our Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this proxy statement.  If any other matter requiring a vote of stockholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Company.  The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

PROPOSALS

PROPOSAL ONE: ELECTION OF DIRECTORS

Members of our Board are elected each year at the annual meeting of stockholders.  Each of our current Board members has been nominated to stand for re-election at the Annual Meeting. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, recommended the directors for nomination by our full Board.  Based on that recommendation, our Board has nominated nine directors for election at the Annual Meeting.

Nominees

The following nine directors have all been nominated to serve on our Board until the 2021 Annual Meeting of Stockholders:  James H. Browning, Mattia Caprioli, Ditlef de Vibe, Kevin Mulloy, Kevin J. O’Hara, Keith Olsen, Steven E. Pickett, Gail P. Smith and Brent K. Whittington.  Each of the nominees has consented to serve as a director if so elected.  Each nominee who is elected to our Board will serve in such capacity until his or her term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed.

Directors will be elected by a majority of the votes cast at the Annual Meeting.  Any current director who does not receive a majority of “For” votes at the Annual Meeting must tender his or her resignation to the Board in accordance with the Board’s majority vote resignation policy, which is described in our bylaws.  Abstentions and broker non-votes with respect to the election of each of the director nominees, will not be counted and will have no effect on the outcome of this proposal.

Our Board recommends that you vote

“FOR” the election of each of the nominated directors.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2020. Deloitte & Touche LLP has served as our independent auditors since 2007.  We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2020. The Audit Committee selected Deloitte & Touche LLP in accordance with its charter.

The submission of this matter for ratification by stockholders is not legally required; however, the Audit Committee and Board believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback on an important issue of corporate governance.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.  The Audit Committee continually monitors the services and fees of the independent auditors and even if the selection is ratified, the Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The Audit Committee has approved all services provided by Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present (either in person or via teleconference) at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions you may ask.

Fees Paid to Independent Auditors

The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2019 and 2018 and fees billed for other services.

	2019	2018
Audit Fees (1)	$ 1,614,700	$ 1,637,000
Audit Related Fees (2)	82,800	77,000
Tax Fees (3)	255,700	462,000
All Other Fees (4)	2,100	2,000
Total	$ 1,955,300	$ 2,178,000
(1)

Audit Fees consist of professional services and related expenses for the review of interim financial statements, the audit of our annual financial statements and statutory financial audits outside of our annual financial statements.

(2)	Audit related fees include professional services and related expenses for services in connection with merger and acquisition activity.
(3)	Tax Fees include professional services for tax return preparation, tax advisory services and income tax audit support.
(4)	Fees include subscription costs.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors.  Deloitte & Touche LLP’s engagement to conduct the audit of RigNet, Inc. for fiscal 2019 was approved in advance by the Audit Committee on July 30, 2019.  All (100.0%) of the services covered in the table above were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Exchange Act.

We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche LLP.  The Audit Committee has determined that the provision of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche LLP.

Proposal No. 2 must be approved by a majority of the votes cast on the proposal.  As approval of auditors is a routine matter on which brokers may vote without instructions, broker non-votes will not affect the outcome of the vote on this proposal as none are expected to occur and abstentions will have no effect on this proposal under Delaware law as they are not votes cast. If the selection of Deloitte & Touche LLP is not ratified accordingly, our Board will consider whether we should select another independent registered public accounting firm as our auditors.

Our Board recommends that you vote

“FOR” the ratification of Independent Public Accountants.

PROPOSAL THREE: APPROVE AN AMENDMENT TO THE RIGNET, INC. 2019 OMNIBUS INCENTIVE PLAN

At out 2019 Annual Meeting, we asked stockholders to approve our 2019 Omnibus Incentive Plan.  At that time, we did not ask stockholders to increase the shares available for issuance for equity compensation.  We merely included the shares remaining under our 2016 plan in the new plan.  We are now requesting stockholders approve an amendment to the 2019 Incentive Plan, which would increase the number of shares available for issuance as compensation by 2,800,000 shares, representing approximately 14% of our outstanding shares as of the record date, which shall be used for the number of “authorized shares” for all purposes as provided in Sections 4.1(a), (b) and (c) of the new plan.  We believe stockholders should vote for this amendment for the following reasons:

•	We have not requested an increase in the number of shares available for equity incentives since the 2016 Annual Meeting of stockholders;

•

We pay our Short-Term Incentive Payments to senior officers and employees in shares of stock under the 2019 Incentive Plan rather than cash to (i) further align our officers and employees’ interests with those of stockholders and (ii) to conserve cash as we continue to recover from the sharp drop in oil and gas activity, particularly offshore;

•

The dramatic decline in share prices for oil field services companies and for managed satellite communications companies, regardless of company performance, has disproven the assumptions we used in predicting share usage when we asked stockholders to approve the 2019 Omnibus Incentive plan;

•

We must attract, motivate and retain individuals of high ability.  The ability to issue equity is fundamental to our compensation strategy.  Our success is dependent, in large part, on our ability to use equity compensation to attract, motivate and retain experienced and highly capable people.

•

Without equity compensation, we could lose employees or be forced to pay more compensation in cash.  If equity compensation is not available, we could face the choice of losing our most valuable technical, sales and executive employees or using cash-based long-term incentives to compensate employees, which would not be the best use of our liquidity during this difficult market period and could result in a misalignment of the interests of our employees and shareholders, as well as impact our covenants under our credit facility.

•

We use equity compensation to align employee and shareholder interests.  Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders and provides a strong pay-for-performance link between the compensation provided to our employees and our performance.

Purpose of the 2019 Plan

As discussed in the Compensation Discussion and Analysis, annual and long-term incentive compensation plays an important part in our pay-for-performance philosophy.  Incentive awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, depend the future growth and success of RigNet.  In 2019, we granted equity compensation to approximately 13% of our employees throughout RigNet.

The purposes of the 2019 Plan are:

•

to optimize the profitability and growth of RigNet through annual and long-term incentives which are consistent with our goals and which link all or a portion of the compensation of employees and directors to the value of our common stock

•	to align the interests of employees and directors more closely with those of our stockholders;
•	to provide employees and directors with an incentive for excellence in individual performance; and
•	to promote teamwork among our employees and directors.

The 2019 Plan is further intended to provide flexibility to RigNet in its ability to motivate, attract and retain the services of employees and directors who make significant contributions to our success and to allow our employees and directors to share in the success of RigNet and to reward employees for the creation of shareholder value through the grant of stock-based and performance-based awards, including “at-risk” awards.

In 2019, equity compensation awards to employees consisted of, approximately 231,300 fully vested STIP shares, restricted stock units representing 983,800 shares, options on 106,400 shares, and performance share units representing 273,900 shares at Target performance.  In addition, awards were made to certain officers, subject to stockholder approval of this Proposal Three, of performance share units representing up to 825,100 shares for outperformance of our Total Shareholder Return and revenue goals for the three year period 2020-2022, which awards will be forfeited if this proposal three is not approved to increase the number of shares authorized under the 2019 Plan.  If an increase in the number of shares in the RigNet, Inc. 2019 Omnibus Plan is not approved by shareholders, we may be unable to provide equity compensation to our employees in the next annual granting cycle and beyond.

Highlights of Key Corporate Governance Practices and Provisions under the 2019 Plan

We believe that the 2019 Plan will promote the interests of our stockholders and is consistent with the principles of good corporate governance.  The 2019 Plan includes the following practices and provisions.

•

Administered by an independent committee.  Awards to executive officers will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the SEC and NASDAQ standards for independence.

•

No “liberal” change in control definition.  The change in control definition in the 2019 Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction.  A change in control must actually occur in order for the change in control provisions of the 2019 Plan to be triggered.  The 2019 Plan provides for no automatic vesting on a change of control and the treatment of awards in a change of control are addressed in the award grants.

•

No “liberal” share counting with respect to all awards.  The 2019 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or stock appreciation right or to satisfy tax-withholding requirements of any award. Additionally, settlement of SARs in shares of stock will result in a reduction in shares available under the 2019 Plan in an amount equal to the number of shares subject to the SAR, regardless of the number of shares ultimately issued to settle the SAR upon exercise.

•

Cap on Compensation Paid to Non-Employee Directors.  With respect to any single fiscal year, the aggregate dollar value of shares that may be granted or awarded to a single non-employee director may not exceed $300,000, with a limited exception for a non-executive chair or vice-chair of the Board.

•

No discounted stock options or SARs.  All stock option and SAR awards under the 2019 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No repricing of stock options or SARs. The 2019 Plan prohibits any repricing of stock options or SARs for shares or cash.

•	No tax gross ups. The 2019 Plan does not include any tax gross up provisions.

Shares Available for Issuance under the 2019 Plan

Subject to the approval of stockholders, the aggregate number of shares of common stock which would be available for awards under the 2019 Omnibus Incentive Plan will not exceed 4,975,000 shares (which includes the shares previously approved by stockholders, most of which have already been awarded), subject to any adjustment due to recapitalization or reorganization permitted under the 2019 Omnibus Incentive Plan.  Each share or share-based award under the 2019 Omnibus Incentive Plan will reduce the shares available for grant under the 2019 Omnibus Incentive Plan by one share.

If any award granted under the 2019 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards (or the forfeited portion thereof) again will be available for future grant under the 2019 Plan.  For the avoidance of doubt, the following shares will count against the shares remaining available for use under the 2019 Plan: (i) shares withheld from an award granted under the 2019 Plan to satisfy tax withholding requirements; (ii) the full number of shares subject to an option granted under the 2019 Plan, even if the exercise price is satisfied through net-settlement or by delivering shares to RigNet; and (iii) the full number of shares subject to a stock appreciation right granted under the 2019 Plan (rather than the net number of shares actually delivered upon exercise).

Determination of Number of Shares for the 2019 Plan

The Board and the Compensation Committee considered various factors, including potential burn rate, potential dilution or overhang and historical grant practices, in determining the number of shares to be available for issuance under the 2019 Plan.

We actively manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as “burn rate.”  Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve.  In order to calculate burn rate, we include the number of stock options granted in any given period, plus the number of full value shares earned during the period and divide the total by the weighted average common shares outstanding.  In calculating burn rate, we do not include shares of stock used to pay STIP, as STIP represents an annual incentive payment that is typically paid in cash.

We have calculated the burn rate under our 2019 and 2010 Plans for the past three years, as set forth in the following table (share numbers rounded and reported in thousands):

Year	Options Granted	Earned Full Value Shares	Total	Weighted Average Common Shares Outstanding	Burn Rate
2019	106	332	438	19,832	2.21%
2018	60	337	397	18,713	2.12%
2017	-	110	110	18,009	0.61%

An additional metric that we use to measure the cumulative impact of our equity program is potential dilution or overhang.  We calculate this as (A) the number of shares subject to equity awards outstanding but not exercised or settled, plus (B) the number of shares available for future grant, divided by (C) the total common shares outstanding at the end of the year plus (A) and (B).  Our potential dilution or overhang as of December 31, 2019 was 12.9% and our three-year average potential dilution or overhang for the three most recently completed years was 15.0%.

The following are the factors that were material to the evaluation by the Board and Compensation Committee in determining acceptable and targeted levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with our equity award practices, stockholder feedback and the influence of certain proxy advisory firms.  Our equity programs are revisited at least annually and assessed against these and other factors.

We estimate based on historical grant information that the availability of an additional 2,800,000 shares (subject to adjustment as described herein) under the 2019 Plan would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for approximately three years. Please note, however, that these estimates were made before the impacts of coronavirus and the oil price war on our share price were fully known.  In approving the Share Reserve under the 2019 Plan, the Compensation Committee determined that reserving shares sufficient for three years of new awards at historical grant rates is in line with the practice of our peer companies.

Key Data on Outstanding Equity Awards and Shares Available for Future Awards

The following table summarizes the actual shares outstanding and shares remaining under the 2019 Plan (share numbers rounded) as of December 31, 2019 without giving effect to this Proposal 3.  Our incentive compensation program grants are generally awarded in the first quarter of each year. The closing price of our common stock on December 31, 2019 was $6.60.  As of December 31, 2019, there were 19,979,284 shares of our common stock issued and outstanding.

	Outstanding	Weighted Average Term (in years)	Weighted Average Exercise Price
Outstanding stock options as of December 31, 2019	410,000	5.22	$ 17.12
Outstanding full value awards as of December 31, 2019	1,537,000
Other outstanding equity awards as of December 31, 2019	-
Shares remaining available for future grant as of December 31, 2019 under the 2010 Plan	-
Proposed shares available for future awards under 2019 Plan (inclusive of shares available under the 2010 Plan)	580,000

The table below shows the performance shares that will be allocated to each of the following upon approval of this proposal three.  The performance shares below will only be earned if during the performance period 2020-2023, actual performance of either Total Stockholder Return or Adjusted EBITDA is greater than the targets set forth above on page 26, with the full amount of shares below earned only if either Total Stockholder Return or Adjusted EBITDA is greater than the maximum attainment threshold shown on that page.

2019 Omnibus Incentive Plan

Name and Position	Maximum Performance Share Award
Steven Pickett, Chief Executive Officer and President	232,652
Lee Ahlstrom, Senior Vice President and Chief Financial Officer	165,155
Brad Eastman, Senior Vice President and General Counsel	141,561
Executive Group	825,066
Non-Executive Director Group	-
Non-Executive Officer Employee Group	181,815

Our Board recommends that you vote

“FOR” approval of the Amendment to the RigNet, Inc. 2019 Omnibus Incentive Plan.

PROPOSAL FOUR: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Annual Meeting, the stockholders will vote on a non-binding, advisory resolution approving the compensation of the Company’s NEOs as required pursuant to the Dodd-Frank Act.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders.  This advisory stockholder vote, commonly known as “Say-On-Pay,” gives you as a stockholder the opportunity to express approval or withhold approval of the compensation we pay our NEOs through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s NEOs as disclosed in the Company’s 2020 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which includes the

Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement.  The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2021 Annual Meeting of Stockholders.

This advisory resolution must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.  Abstentions and broker non-votes with respect to the approval of this proposal will have the effect of a vote against this proposal.

Our Board recommends that you vote

“FOR” the resolution to approve on a non-binding advisory basis the compensation of RigNet’s named executive officers.

APPENDICES

A.  NON-GAAP MEASURE RECONCILIATION OF MANAGEMENT EBITDA

We define Management EBITDA as Adjusted EBITDA as reported in our financial reports, further adjusted based on budgeted exchange rates and other exceptional items, as approved by the Board. Both Management EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated or presented in accordance with generally accepted accounting principles (GAAP).

The following table presents a reconciliation of our net income (loss) to Management EBITDA for the year ended December 31, 2019 (in thousands):

Adjusted EBITDA Reconciliation as disclosed in RigNet’s Form 10-K:

Net loss	$ (18,786)
Interest expense	5,958
Depreciation and amortization	31,129
(Gain) on sales of property, plant and equipment, net of retirements	(4,240)
Stock-based compensation	8,621
Restructuring	731
Change in fair value of earn-out/contingent consideration	2,499
Acquisition costs	497
GX dispute Phase II costs	3,946
Income tax expense (benefit)	10,745
Adjusted EBITDA (non-GAAP measure)	41,100

Further Adjustments to Compute Management EBITDA:

Foreign currency adjustment approved by the Board	649

Management EBITDA (non-GAAP measure)	$ 41,749

The Board, its Compensation Committee and management use Management EBITDA to assess performance in determining certain components of our executive compensation.

B.  ANNEX A

first AMENDMENT TO THE
RIGNET, INC. 2019 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT is made by RigNet, Inc. (the “Sponsor”),

WITNESSETH:

WHEREAS, the Sponsor adopted on May 8, 2019, and continues to sponsor and maintain the plan known as the “RigNet, Inc. 2019 Omnibus Incentive Plan” (the “Plan”); and

WHEREAS, the Board of Directors of the Sponsor (the “Board”) retained the right in Section 16.1 of the Plan to amend the Plan from time to time; and

WHEREAS, the Board of Directors of the Sponsor approved resolutions on March 11, 2020 to amend the Plan as set forth below;

NOW, THEREFORE, the Sponsor agrees that, effective as set forth below, the Plan is amended as set forth below:

1.	Amendment to Sections 4.1(a), (b) and (c) of the Plan. Sections 4.1(a), (b) and (c) of the Plan are hereby amended and restated in their entirety to read as follows:

(a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 4,975,000 (the “Authorized Shares”).

(b) The aggregate number of shares of Stock with respect to which ISOs may be granted under the Plan is equal to the Authorized Shares.

(c) The maximum number of shares of Stock with respect to which ISOs may be granted to an Employee during a Fiscal Year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which NQSOs may be granted to an Employee during a Fiscal Year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which SARs may be granted to an Employee during a Fiscal Year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which Performance Stock Awards may be granted to an Employee during a Fiscal Year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which Performance Unit Awards payable in shares of Stock may be granted to an Employee during a Fiscal Year is equal to the Authorized Shares. The maximum value of cash with respect to which Performance Unit Awards payable in cash may be granted to an Employee during a Fiscal Year, determined as of the dates of grants of the Performance Unit Awards, is $3,000,000. The maximum amount that may be paid under Annual Cash Incentive Award(s) granted to an Employee during a Fiscal Year is $3,000,000.

2.Effectiveness.  In accordance with Section 16.1 of the Plan, the effectiveness of this First Amendment to RigNet, Inc. 2019 Omnibus Incentive Plan (this “Amendment”) is subject to the approval of the Sponsor’s stockholders at the Sponsor’s 2020 annual general meeting of stockholders.  For the avoidance of doubt, if stockholder approval is not obtained, this Amendment shall be void and of no force and effect.

3.Effect on the Plan.  This Amendment shall not constitute a waiver, amendment or modification of any provision of the Plan not expressly referred to herein.  Except as expressly amended or modified herein, the provisions of the Plan are and shall remain in full force and effect and are hereby ratified and confirmed.

ANNUAL MEETING OF RIGNET, INC. Annual Meeting of RigNet, Inc.  Date: May 6, 2020 to be held on Wednesday, May 06, 2020    Time: 9:00 a.m. (Central Daylight Time)  Place: 15115 Park Row Boulevard, Suite 300, for Holders as of March 09, 2020  Houston, Texas 770841 This proxy is being solicited on behalf of the Board of Directors   Please make your marks like this:    Use dark black pencil or pen only  VOTED BY:    Board of Directors Recommends a Vote FOR proposals 1, 2, 3, and 4    TELEPHONE Call  Please separate carefully at the per  foration and return just this portion in the envelope provided.   INTERNET    Go To   www.proxypush.com/RNET   • Cast your vote online.  OR  866-390-5402    • Use any touch-tone telephone.  • Have your Proxy Card/Voting Instruction Form ready.  1: Election of Directors  Directors  Recommend  For Against Abstain    • View Meeting Documents. 01 James H. Browning    For   • Follow the simple recorded instructions. MAIL   02 Mattia Caprioli    For   03 Kevin Mulloy    For    04 Kevin J. O’Hara    For    • Mark, sign and date your Proxy Card/Voting Instruction Form.  OR    • Detach your Proxy Card/Voting Instruction Form.  • Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.   We continue to monitor developments regarding the coronavirus (COVID-19). In the interest of the health and   well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by   means of remote communication. If we make this change, we will announce the decision to do so in advance and   provide details on how to participate at https://investor.rig.net/   The undersigned hereby appoints Lee Ahlstrom and Brad Eastman, and each or either of them, as the true and lawful   attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them,   to vote all the shares of capital stock of RigNet, Inc. which the undersigned is entitled to vote at said meeting and any   adjournment thereof upon the matters specified and upon such other matters as may be properly brought before   the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their   discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION   IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE   PROPOSALS IN ITEMS 2, 3 AND 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.   PROXY TABULATOR FOR   RIGNET, INC    05 Keith Olsen   For   06 Brent K. Whittington   For   For  07 Ditlef de Vibe   08 Steven E. Pickett   For   09 Gail P. Smith    For    For  2: To ratify the selection of the Deloitte &  Touche LLP as the Company’s Independent Registered Public    Accounting Firm for the fiscal year ending   December 31, 2020.   For  3: Approve an Amendment to the RigNet, Inc.  2019 Omnibus Plan   For  4: Approve named executive officers’ compensation as a non-binding advisory vote   5:  To consider and act upon any other matters  which may properly come before the meetingor any adjournment thereof.  P.O. BOX 8016  CARY, NC 27512-9903  Authorized Signatures - This section must be  completed for your Instructions to be executed.   EVENT #   Please Sign Here Please Date Above   CLIENT #   Please Sign Here Please Date Above   OFFICE #  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign. Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.    Proxy — RigNet, Inc.  Annual Meeting of Stockholders  May 06, 2020, 9:00 a.m. (Central Daylight Time)  This Proxy is Solicited on Behalf of the Board of Directors    The undersigned appoints Lee Ahlstrom and Brad Eastman (the “Named Proxies”)  and each of them as proxies for the undersigned, with full power of substitution,  to vote the shares of common stock of RigNet, Inc. a Delaware corporation  (“the Company”), the undersigned is entitled to vote at the Annual Meeting of  Stockholders of the Company to be held at 15115 Park Row Boulevard, Suite 300,  Houston, Texas 770841, on Wednesday, May 06, 2020 at 9:00 a.m. CDT and all  adjournments thereof.   The purpose of the Annual Meeting is to take action on the following:   1.  Election of Directors  2.  Ratify the selection of Deloitte & Touche LLP as our independent auditors  for 20..0  3.  Approve an amendment to the RigNet, Inc. 2019 Omnibus Plan  4.  Approve a non-binding advisory resolution on RigNet’s executive  compensation and  5.  Transact such other business as may properly come before the Annual Meeting  or any adjournment of postponement of the Annual Meeting.  The Board of Directors of the Company recommends a vote “FOR” all  nominees for director and “FOR” each proposal.   This proxy, when properly executed, will be voted in the manner directed  herein. If no direction is made, this proxy will be voted “FOR” all nominees  for director and “FOR” each proposal. In their discretion, the Named Proxies  are authorized to vote upon such other matters that may properly come  before the Annual Meeting or any adjournment or postponement thereof.   You are encouraged to specify your choice by marking the appropriate box  (SEE REVERSE SIDE) but you need not mark any box if you wish to vote  in accordance with the Board of Directors’ recommendation. The Named  Proxies cannot vote your shares unless you sign and return this card.   To attend the meeting and vote your shares  in person, please mark this box.

Please separate carefully at the perforation and return just this portion in the envelope provided.    Proxy — RigNet, Inc.  Annual Meeting of Stockholders  May 06, 2020, 9:00 a.m. (Central Daylight Time)  This Proxy is Solicited on Behalf of the Board of Directors    The undersigned appoints Lee Ahlstrom and Brad Eastman (the “Named Proxies”)  and each of them as proxies for the undersigned, with full power of substitution,  to vote the shares of common stock of RigNet, Inc. a Delaware corporation  (“the Company”), the undersigned is entitled to vote at the Annual Meeting of  Stockholders of the Company to be held at 15115 Park Row Boulevard, Suite 300,  Houston, Texas 770841, on Wednesday, May 06, 2020 at 9:00 a.m. CDT and all  adjournments thereof.   The purpose of the Annual Meeting is to take action on the following:   1.  Election of Directors  2.  Ratify the selection of Deloitte & Touche LLP as our independent auditors  for 200  3.  Approve an amendment to the RigNet, Inc. 2019 Omnibus Plan  4.  Approve a non-binding advisory resolution on RigNet’s executive  compensation and  5.  Transact such other business as may properly come before the Annual Meeting  or any adjournment of postponement of the Annual Meeting.  The Board of Directors of the Company recommends a vote “FOR” all  nominees for director and “FOR” each proposal.   This proxy, when properly executed, will be voted in the manner directed  herein. If no direction is made, this proxy will be voted “FOR” all nominees  for director and “FOR” each proposal. In their discretion, the Named Proxies  are authorized to vote upon such other matters that may properly come  before the Annual Meeting or any adjournment or postponement thereof.   You are encouraged to specify your choice by marking the appropriate box  (SEE REVERSE SIDE) but you need not mark any box if you wish to vote  in accordance with the Board of Directors’ recommendation. The Named  Proxies cannot vote your shares unless you sign and return this card.   To attend the meeting and vote your shares  in person, please mark this box.